         Filed with the Securities and Exchange Commission on September 21, 2000
                                                        Registration No.________

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM SB-2
                            REGISTRATION STATEMENT
                                   UNDER THE
                            SECURITIES ACT OF 1933


                          PINNACLE DATA SYSTEMS, INC.
            (Exact name of registrant as specified in its charter)

              Ohio                                 7371                            31-1263732
(state or other jurisdiction of       (primary standard industrial         (IRS employer identifica-
incorporation or organization)           classification number)                   tion number)

                                6600 Port Road
                             Groveport, Ohio 43125
                                (614) 748-1150
                       (address and telephone number of
              principal place of business and executive offices)

                     John D. Bair, Chairman, President and
                            Chief Executive Officer
                          Pinnacle Data Systems, Inc.
                                6600 Port Road
                             Groveport, Ohio 43125
                                (614) 748-1150
                (name, address and telephone number, including
                       area code, of agent for service)
                        _______________________________

                                   Copy to:

                             Robert K. Rupp, Esq.
                             Baker & Hostetler LLP
                       65 East State Street, Suite 2100
                             Columbus, Ohio 43215

Approximate Date of Commencement of Proposed Sale to the Public:

As soon as practicable after the effective date of this Registration Statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: [_]

                                            CALCULATION OF REGISTRATION FEE
================================================================================================================

                                                           Proposed          Proposed
                                                            Maximum          Maximum
                                         Dollar            Offering         Aggregate       Amount of
   Title of securities                   Amount            Price Per         Offering       Registration
     to be registered               to be Registered        Share*            Price             Fee
----------------------------------------------------------------------------------------------------------------
Common Shares, without                    $137,500            $2.75          $137,500           $36.30
par value
================================================================================================================

________________________
* The price per share is the per share exercise price set forth in a Warrant Agreement pursuant to which the common shares are to be issued (adjusted to give effect to the 2-for-1 stock split effective March 31, 2000).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that the registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                          PINNACLE DATA SYSTEMS, INC.
                              an Ohio corporation

                             50,000 Common Shares
                               without par value

                                $2.75 per share

     Pinnacle is offering 50,000 common shares for sale. Pinnacle will issue these shares upon the exercise of 50,000 warrants issued to Corna Securities, Inc. on April 23, 1996, at an exercise price of $2.75 per share. Corna Securities served as the underwriter of Pinnacle's 1996 public offering. The 50,000 warrants are part of the compensation paid to Corna Securities for its services in connection with Pinnacle's initial public offering.

     The warrants may be exercised at any time before 5:00 p.m., April 23, 2001, by:

     . completing and signing the Notice of Exercise that is on the back of the warrant;
     .    delivering the Notice of Exercise to Pinnacle; and
     . delivering to Pinnacle cash or a certified or official bank check in an amount equal to the exercise price of $2.75 per share.

     If you exercise your warrant in this manner, Pinnacle will deliver shares to you. The number of shares will depend upon whether you exercise all or part of your warrant. If you exercise only part of your warrant, Pinnacle will deliver shares to you along with a new warrant for the number of shares that were not covered by your exercise.

     From April, 1996 until September 7, 2000, Pinnacle's common shares were traded in the over-the-counter market and quoted on the OTC Bulletin Board under the symbol PNDS. On September 7, 2000, Pinnacle's common shares began trading on the American Stock Exchange under the symbol PNS.

     This offering involves certain risks (see "RISK FACTORS" at Page 3).
                        _______________________________

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

-----------------------------------------------------------------------------
                                    Underwriting
                                    Discounts and           Proceeds
              Price/(1)/           Commissions/(2)/      to Pinnacle/(3)/
-----------------------------------------------------------------------------
Per Share     $   2.75                   - 0 -              $   2.75
-----------------------------------------------------------------------------
Total         $137,500                   - 0 -              $137,500
-----------------------------------------------------------------------------

______________________
/(1)/The price that Pinnacle will receive for each share is the amount set forth in the warrant issued to Corna Securities as of April 23, 1996 (adjusted to give effect to the 2-for-1 stock split effective March 31, 2000).

/(2)/Pinnacle will not pay any underwriting discounts or commissions in connection with its sale of shares upon the exercise of the warrants.

/(3)/Before deduction of the expenses of this offering, which are estimated at $25,000. Under the terms of the warrants, the holder of the warrants has agreed to pay any offering expenses in excess of $25,000.

                               September 21, 2000

                              PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus. It does not contain all of the information that may be important to you. You should carefully read this entire prospectus for a complete description of this securities offering.


                          PINNACLE DATA SYSTEMS, INC.

     Pinnacle designs, assembles and sells computer products. Pinnacle also provides computer repair and other related services primarily to Original Equipment Manufacturers (OEMs) in industries such as telecommunications, medical systems, process control, and government. During 1999, Pinnacle reported revenue of approximately $12.2 million, net income of approximately $351,000 and total assets of approximately $6.3 million. Approximately 75% of Pinnacle's revenue is generated from product sales, and approximately 25% is generated from services. However, the gross profit from both segments of the business is approximately equal.

     Pinnacle's products are custom designed to meet the needs of its customers. Often Pinnacle's customers have special computer system requirements that cannot be met by off-the-shelf products alone. Pinnacle helps its customers by engineering, designing, assembling and modifying computer equipment to meet their particular needs. Pinnacle starts with circuit board type products manufactured by Sun Microsystems, Inc., one of the world's largest producers of computer systems. Pinnacle combines these products with technology that it has engineered and developed, such as customized circuit boards, enclosures, power supplies and other engineered computer components that its customers have requested. Pinnacle then assembles these products along with other off-the-shelf computer peripherals into finished products for its customers. See "Business - Products."

     Pinnacle also offers end-of-life management and complete service and support to OEMs. Many manufacturers will include Sun Microsystems' boards and components in their own products. If Sun Microsystems stops manufacturing that board or component, then the equipment manufacturer is left without a source to supply it with the parts needed to build its own products. Pinnacle's end-of-life management allows its customers to maximize their investment in technology by providing continued support for products no longer supported by the manufacturer.

     Pinnacle also provides repair services for advanced technology systems and printed circuit board assemblies. Pinnacle's repair services are all depot repair, which means that the malfunctioning part is sent to Pinnacle for repair. Pinnacle does not provide any repairs outside of its facilities. Pinnacle's repair services are focused on UNIX computer equipment and currently are limited predominantly to equipment manufactured by Sun Microsystems.

     Pinnacle's offices are located at 6600 Port Road, Groveport, Ohio 43125; its telephone number is (614) 748-1150.

Shares Offered............................... 50,000 Shares issuable upon exercise of Warrants.

Shares to be Outstanding after
the Offering as of August 10, 2000........... 2,583,602 Shares (assuming no other options to purchase Shares,
                                              which are held by employees and
                                              directors of Pinnacle, are
                                              exercised).

Use of Proceeds.............................. For purchases of inventory. See
                                              "Use of Proceeds".

Trading Symbol............................... PNS


                         SUMMARY FINANCIAL INFORMATION
                         -----------------------------


Income Statement Data:     Twenty-six Weeks     Twenty-six Weeks
---------------------
                             Ended 6/30/00        Ended 7/02/99            Year                Year
                              (Unaudited)          (Unaudited)        Ended 12/31/99      Ended 12/31/98
                              -----------          -----------        --------------      --------------
Product Sales                $ 9,909,949          $ 3,630,961          $ 9,058,296          $6,199,772
Service Sales                  1,856,650            1,442,284            3,144,405           2,832,560
Total Sales                   11,766,599            5,073,245           12,202,701           9,032,332
Gross Profit                   2,917,618            1,314,587            3,121,049           1,840,098
Operating expenses             2,036,254            1,095,828            2,555,657           1,751,213
Net income                       479,849              153,862              351,166                 588
Net income per common
share                        $      0.17          $      0.06          $      0.14          $     0.00


Balance Sheet Data:              June 30,            December 31,
-------------------
                                   2000                  1999
                                                         ----
                               (Unaudited)
                               -----------

Working capital                $2,275,997             $1,684,416
Total assets                    8,767,778              6,324,027
Due on line of credit           2,031,100              1,300,000
Long-term debt (including
current maturities)               375,078                195,079
Shareholders' equity            2,996,449              2,414,188

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. If any of the following risks actually occurs, Pinnacle's business, financial condition, or results of operations could be materially adversely affected, the value of Pinnacle's stock could decline, and you may lose all or part of your investment.

1.   Pinnacle's products are based solely upon Sun Microsystems, Inc.'s
     ------------------------------------------------------------------
     technology.  Pinnacle's repair and other services and the products that it
     ----------
     engineers and manufactures are all based upon products manufactured by Sun Microsystems, Inc. If for any reason Sun or its products begin to experience significant difficulties in the marketplace or in operations or otherwise, Pinnacle's business could be materially and adversely affected.

2.   Dependence Upon Contracts with Sun Microsystems, Inc.  Pinnacle has two
     -----------------------------------------------------
     material license agreements with Sun under which it was given the right to design new products based upon technology owned by Sun. For the year ended 1999, Pinnacle generated approximately 59% of its product revenue from products sold to customers under these licenses. Additionally, Pinnacle has entered into a Repair Services Agreement with Sun. Under this agreement, Pinnacle repairs components and parts for Sun or its customers. For 1999, Pinnacle generated approximately 77% of its service revenue and 19% of total revenue from services provided under this agreement. If either or both of these agreements were terminated by Sun it would materially and adversely affect Pinnacle's business.

3.   Concentration of Revenues.  A significant portion of Pinnacle's revenues
     -------------------------
     have been derived from substantial orders placed by a small number of customers. As a result, Pinnacle's revenues have been concentrated among a relatively smaller number of customers. In 1997, Pinnacle's revenues from its three largest customers amounted to 49% of sales. In 1998, revenues from Pinnacle's three largest customers amounted to 59% of sales, and in 1999, revenues from Pinnacle's three largest customers amounted to 56% of sales. Pinnacle's largest customer for 1999 was Sun, which accounted for approximately 19% of sales. Pinnacle expects that it will continue to be dependent upon a limited number of customers for significant portions of its revenues in the future. The loss of any of its major customers would have a material adverse effect on its business.

4.   Need for Additional Financing.  As Pinnacle's business has grown it has
     -----------------------------
     been in need of financing primarily to increase its inventory levels. In the past, this financing was provided from proceeds from a public offering in 1995, and since then through bank financing. Currently, Pinnacle has an arrangement with a bank under which it has a $7,000,000 line of credit. This should be sufficient to provide Pinnacle with its requirements over the next 12 months, assuming Pinnacle grows at a steady pace. However, in the past, Pinnacle has entered into large contracts, which required it to expend significant funds to purchase large amounts of inventory needed to service the contracts. If Pinnacle obtains one or more large contracts in the future, it may need to find additional debt or equity financing to enable it to finance its inventory requirements. Pinnacle may attempt to arrange single project financing from its bank or it may attempt to arrange vendor financing in connection with such a project. It is uncertain whether Pinnacle could arrange such financing or that it could arrange financing on favorable terms. If it is unable to, it may need to forego some large contract opportunities.

5.   Dependence Upon Key Employee.  Pinnacle is highly dependent upon the
     ----------------------------
     services of John D. Bair, its president, principal shareholder and one of the co-founders of Pinnacle. The loss of his services to Pinnacle would have a serious adverse affect on Pinnacle's business operations. Pinnacle owns a life insurance policy on his life in the face amount of $2,000,000.

6.   Management of Growth.  Pinnacle's rapid growth in business in the last two
     --------------------
     years has placed and may continue to place a significant strain on Pinnacle, particularly as it searches for methods to finance additional capital and inventory costs and to increase its staff, including management personnel. Pinnacle's future operating results will depend on its ability to expand its organization and infrastructure commensurate with its expanding base of customers and customer contracts and on its ability to attract, hire and retain skilled employees. There can be no assurance that Pinnacle will be able to effectively manage any future growth.

8.   Ability to Respond to Technological Changes.  Pinnacle's future success
     -------------------------------------------
     will depend significantly on its ability to develop and market new products which keep pace with technological developments and evolving industry standards as well as to respond to the changes in customer needs. There can be no assurance that Pinnacle will be successful in developing or acquiring product enhancements to address changing technologies and customer requirements adequately. Pinnacle's delay or failure to develop or acquire technological improvements or adapt its products to technological changes would have a material adverse effect on its business, results of operations and financial condition.

9.   Competition.  Pinnacle faces competition for specially designed products
     -----------
     from other design-build firms, and more of them are beginning to target the telecommunications industry. Since Pinnacle's business is based on Sun products, Pinnacle also faces competition from products that compete with Sun products, primarily those manufactured by Intel. For repair services, Pinnacle competes with in-house repair departments and with other outside repair companies. Many of Pinnacle's competitors are bigger than Pinnacle and have substantially more financial and other resources.

10.  Volatility of Stock Price.  Historically, the price of Pinnacle's common
     -------------------------
     Shares have been subject to significant fluctuation. Management believes that this has been a result of thin capitalization, lack of following by market analysts, thin trading in only the over-the-counter market and lack of registration as a 1934 Act Reporting company. Pinnacle has taken steps to help improve this situation, including registering under the Securities Exchange Act of 1934 and, effecting a 2-for-1 stock split which took effect on March 31, 2000. However, the market price of Pinnacle's stock could continue to be subject to significant fluctuations in response to variations in actual and anticipated quarterly operating results, changes in earnings estimates, announcements of new products or technological innovations by Pinnacle or its competitors and other events or factors. In addition, the stocks of many technology companies have experienced extreme price and volume fluctuations, which have often been unrelated to operating performance.


                                USE OF PROCEEDS

The anticipated net proceeds from the sale of the shares (after deduction for anticipated offering expenses in the amount of $25,000) are expected to be $112,500. It is anticipated that 100% of the proceeds will be used for purchases of inventory.


                       PRICE RANGE OF COMMON SHARES AND
                                DIVIDEND POLICY

Since September 7, 2000, Pinnacle's Shares have been traded on the American Stock Exchange under the trading symbol PNS. Prior to September 7, 2000 and after April 1996, Pinnacle's Shares had been traded on the over-the-counter market and had been included on the OTC Bulletin Board under the trading symbol PNDS. Prior to April 1996, there was no established trading market in the Shares. Set forth below is the range of high and low bid prices for the Shares for each quarterly period during the last two fiscal years and the first two quarters of 2000, as reported by National Quotation Bureau and as adjusted to give effect to a 2-for-1 stock split, which became effective March 31, 2000, as if it occurred prior to the periods reported. These quotations reflect interdealer prices, without retail markup, markdown or commission and may not necessarily represent actual transactions.

                                                                                               Bid Prices
                                                                                               ----------
                                                                                           High          Low
                                                                                           ----          ---
     Fiscal Year 2000
          First quarter (ended March 31).........................................         $7.500        $3.250
          Second quarter (ended June 30).........................................          7.688         3.750

     Fiscal Year 1999
          First quarter (ended March 31)                                                  $2.750        $1.125
          Second quarter (ended June 30).........................................          2.688         1.375
          Third quarter (ended September 30).....................................          2.625         1.500
          Fourth quarter (ended December 31).....................................          2.188         1.813

     Fiscal Year 1998
          First quarter (ended March 31).........................................         $2.625        $1.875
          Second quarter (ended June 30).........................................          2.625         1.688
          Third quarter (ended September 30).....................................          1.875         0.438
          Fourth quarter (ended December 31).....................................          1.375         0.438

On August 10, 2000, there were 55 holders of record of the Shares. Most of the Shares not held by officers and directors of Pinnacle are held in street name.

During the past three years, Pinnacle has not paid any cash dividends. Payments of dividends are within the discretion of Pinnacle's Board of Directors and depend upon the earnings, capital requirements, and operating and financial condition of Pinnacle, among other factors. Pinnacle currently expects to retain its earnings to finance the growth and development of its business and does not expect to pay cash dividends in the foreseeable future. In addition, under the terms of a loan agreement with a bank, Pinnacle is prohibited from declaring or paying dividends to common shareholders and from redeeming stock from shareholders.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the Financial Statements and Notes contained herein.

The following sections contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, and the cautionary statements set forth below identify important factors that could cause actual results over the next few quarters to differ materially from those predicted in any such forward-looking statements. Such factors include, but are not limited to, adverse changes in general economic conditions, including adverse changes in the specific markets for Pinnacle's products and services, adverse business conditions, decreased or lack of growth in the computing industry, adverse changes in customer order patterns, including any decline or change in product orders from any of the three customers that made up approximately 56% of Pinnacle's revenue during 1999, increased competition, any adverse change in Sun Microsystems' business or Pinnacle's relationship with Sun, around whose operating systems

Pinnacle's business is based, lack of acceptance of new products, pricing pressures, lack of adequate financing to take advantage of business opportunities that may arise, lack of success in technological advancements, risks associated with Pinnacle's new business practices, processes and information systems, and those factors set forth under "Risk Factors".

On March 7, 2000, the Board of Directors of Pinnacle declared a 2-for-1 stock split in the form of a 100 percent stock dividend, payable on March 31, 2000 to shareholders of record on March 14, 2000. The effect of the stock split has been recognized in all share and per share data in the following discussion of Results of Operations.

Results of Operations

Twenty-six weeks ended June 30, 2000 (unaudited) compared to twenty-six weeks ended July 2, 1999 (unaudited)

SALES

Pinnacle's sales were $11,766,599 for the twenty-six weeks ended June 30, 2000, an increase of 132% over sales of $5,073,245 for the comparable period of 1999.

Pinnacle's product sales increased 173% in the first twenty-six weeks of 2000, to $9,909,949. The increase in product sales was fully attributable to the addition of new customers since July 2, 1999.

Pinnacle's service sales for the first twenty-six weeks of 2000 were $1,856,650, which was 29% higher than the first twenty-six weeks in 1999. Pinnacle provides repairs and logistics management services for a specific list of electronic computer circuit boards and other computer components for one large and several smaller Original Equipment Manufacturer (OEM) customers. During the first quarter of 2000, Pinnacle began providing additional logistics and material management services to its largest customer, resulting in higher revenue.

Pinnacle's relative levels of growth of product and service sales continued a multi-year trend of an evolution in the mix of the two types of sales. Product sales, as a percentage of total sales have grown from 56% in 1996, to 65% in 1997, to 68% in 1998, to 74% in 1999, to 84% through the first twenty-six weeks of 2000. Service sales, as a percentage of total sales, have gone from 44%, to 35%, to 32%, to 26%, to 16% over the same period.

GROSS PROFIT

Pinnacle's gross profit increased from $1,314,587 in the first twenty-six weeks of 1999 to $2,917,618 in the first twenty-six weeks of 2000, an increase of 122%. Most elements of cost of goods sold declined as a percentage of revenue in 2000 compared to 1999, for both the product and service segments.

Overall, Pinnacle experienced some economies of scale in 2000. Direct labor declined from 7% of sales to 6%. Overhead declined from 10% to 6%, despite a significant increase in facility costs associated with a six-fold increase in the size of Pinnacle's facility.

The gross margin on product sales was 23% for the first twenty-six weeks of 2000, compared to 20% for the first twenty-six weeks of 1999. The improvement was attributable entirely to declines in labor and overhead as a percentage of sales. Material costs as a percentage of sales increased approximately 1% in 2000 compared to 1999. The primary reason for the relative increase in material costs was the fact that a few large product projects were in the prototype stage during 2000, which usually involves component changes, resulting in some scrap and higher material usage than typically is found in the production stage.

The gross margin on Pinnacle's service sales decreased to 36% for the first twenty-six weeks of 2000, from 40% for the first twenty-six weeks of 1999. The decline was due to the addition in 2000 of material and logistics management services, which are more labor-intensive and space-intensive than repair services, and have lower gross margins.

The decline in the gross margin on Pinnacle's service sales contributed to Pinnacle's overall gross margin decreasing 1%, from 26% in the first twenty-six weeks of 1999 to 25% in the comparable period in 2000. The overall decline in gross margin was also partially due to the fact that the mix of sales changed from 72% product and 28% service in 1999 to 84% product and 16% service in 2000.

OPERATING EXPENSES

Pinnacle's operating expenses totaled $2,036,254 for the first twenty-six weeks of 2000, compared with $1,095,828 for the first twenty-six weeks of 1999. The 86% increase from 1999 to 2000 was less than both the 132% rate of growth of sales and the 122% increase in gross profit.

The majority of the increase came from higher wages from an expanded professional technical staff, caused by the significantly higher number of customer product design projects. The other major expense categories contributing to the increase were facility costs, relating to Pinnacle's relocation to a larger building, and higher professional fees, relating to becoming a fully SEC-reporting company.

As a percentage of sales, operating expenses decreased from 22% in 1999 to 17% in 2000. Income from operations increased 303% to $881,364 (7% of sales) for the first twenty-six weeks of 2000, from $218,758 (4% of sales) for the first twenty-six weeks of 1999.

OTHER INCOME AND EXPENSE

In anticipation of higher sales volumes, Pinnacle entered into a new financing package with Key Bank in March, 2000. The package included an installment loan of $400,000 and a revolving line of credit. The two new loans were used to liquidate loans Pinnacle had with its previous bank. At June 30, 2000 the balance of the line of credit was $2,031,100. Primarily as a result of Pinnacle's increased use of its line of credit to support higher accounts receivable and inventory, interest expense in the first twenty-six weeks of 2000 grew 115% from the first twenty-six weeks of 1999.

In May 1999, Pinnacle sold the building in which it previously conducted operations. The building sale resulted in a gain before taxes of $85,922. Netted against interest expense, the net other income for the first twenty-six weeks of 1999 was $42,027 compared to net other expense in 2000 of $94,515, a difference of $136,542.

INCOME TAXES AND NET INCOME

The improved income from operations exceeded the increase in net other expense, and resulted in income before income taxes of $786,849 for the first twenty-six weeks of 2000, compared to $260,786 for the first twenty-six weeks of 1999. Consequently, income tax expense increased from $106,924 in 1999 to $307,000 in 2000. Net income was $479,849 (4% of sales) for the first twenty-six weeks of 2000, compared to $153,862 (3% of sales) for the first twenty-six weeks of 1999, an increase of 212%. Without the building sale in 1999, net income would have been only 2% of sales.

Pinnacle's basic earnings per share improved from $0.06 for the first twenty-six weeks of 1999, to $0.20 for the first twenty-six weeks of 2000. Fully diluted earnings per share improved from $0.06 for the first twenty-six weeks of 1999, to $0.17 for the first twenty-six weeks of 2000. Without the building sale, earnings per share in 1999 would have been only $0.04.

Year ended December 31, 1999 compared to year ended December 31, 1998

SALES

Pinnacle's sales were $12,202,701 in 1999, an increase of 35% over sales of $9,032,332 in 1998.


Pinnacle's product sales were $9,036,646 for 1999, an increase of 47% over 1998. The 47% increase in product sales was fully attributable to new customers obtained in 1999.

Pinnacle's service sales for 1999 were $3,044,099, which was 12% higher than in 1998. The increase in service sales resulted primarily from higher volumes of repairs from Pinnacle's largest OEM customer. Pinnacle provides repairs and logistics management services for a specific list of electronic computer circuit boards and other computer components for one large and several smaller OEM customers. The volumes of those listed components grew in 1999, more components were added to the list, and Pinnacle provided services for additional customers. Pinnacle expects sales volumes to continue to grow from each of those three sources.

GROSS PROFIT

Pinnacle's total gross margin was 26% in 1999, up from 20% in 1998.

The gross margin on product sales was 20% in 1999, compared to 18% in 1998. The improvement is primarily attributable to declines in component costs.

The gross margin on service sales increased to 44% in 1999, from 29% in 1998. The predominant factor in the difference in margins on service sales resulted from an inventory writedown of $300,000 Pinnacle took in the 3rd quarter of 1998. Without the writedown, the gross margin on service sales in 1998 would have been 40%. A major factor in the gross margin improving to 44% in 1999 was a significant reduction in labor and overhead costs, resulting from Pinnacle's decision to close its depot repair facility in California. That facility was opened at the request of Pinnacle's largest service customer in the first quarter of 1998. When that customer elected in late 1998 to implement its new vendor model that did not require a West Coast depot, Pinnacle closed the California facility, thereby reducing labor and overhead costs.

OPERATING EXPENSES

Pinnacle's operating expenses totaled $2,555,657 for 1999, compared with $1,751,213 for 1998. The 46% increase from 1998 to 1999 exceeded the 35% increase in sales, but was less than the 70% increase in gross profit. The increase came primarily from higher wages from an expanded professional technical staff, higher depreciation resulting from fixed asset purchases, facility costs resulting from Pinnacle's relocation to a larger facility, and higher professional fees, which included one-time recruiting fees relating to professional technical staff hiring. As a percentage of sales, operating expenses increased from 19% in 1998 to 21% in 1999.

Income from operations improved to $565,392 (5% of sales) in 1999, from $88,885 (1% of sales) in 1998.

OTHER INCOME AND EXPENSE

In May 1999, Pinnacle sold its building in which it conducted operations, and relocated to a larger facility, which it leases. The sale of the building resulted in a gain before taxes of $85,922.

In anticipation of higher sales volumes, Pinnacle entered into a new financing package with Star (now Firstar) Bank in the first fiscal quarter of 1998. The package included an installment loan of $300,000 and a revolving line of credit. The two new loans were used to liquidate loans Pinnacle had with its previous bank, which included a mortgage loan on Pinnacle's building. After making the initial draw against the line of credit to liquidate the mortgage loan, Pinnacle made modest drawings against its line of credit for the remainder of 1998. In July 1998, Pinnacle obtained another mortgage loan on its building. Pinnacle used the proceeds of the mortgage loan to pay down the line of credit balance, but then continued to make draws against the line to support working capital through 1998 and 1999. At December 31, 1999 the balance of the line of credit was $1,300,000. Primarily as a result of Pinnacle's increased use of its line of credit, interest expense in 1999 grew 11% from 1998.

INCOME TAXES AND NET INCOME

The improved income from operations, combined with the one-time gain on the sale of Pinnacle's building, resulted in income before income taxes of $558,841 for 1999, compared to $5,333 for 1998. Income tax expense increased from $4,745 in 1998 to $207,675, or 37% of income before income taxes in 1999. Net income was $351,166 in 1999, compared to $588 for 1998.

Pinnacle's fully diluted earnings per share improved from less than one cent per share in 1998, to $0.14 for 1999, after consideration of the 2-for-1 stock split.

Year ended December 31, 1998 compared to year ended December 31, 1997

SALES

In 1998 sales increased 38% over 1997, from $6,551,490 in 1997 to $9,032,332 in
1998. During 1998, Pinnacle achieved a 43% increase in product sales and a 28% increase in service sales.

The 43% increase in product sales resulted from two primary factors: (1) obtaining new significant orders from existing customers during the year, and
(2) producing products during the year which were in the design stage at year end 1997.

The 28% increase in service sales resulted from Pinnacle's decision to focus on increasing sales to OEM's. Sales to this target market increased 234% during the year. By contrast, repair sales to TPM's and to self-maintainers declined by 45% from the previous year, as Pinnacle de-emphasized sales to this market segment.

GROSS PROFIT

Pinnacle's decision to direct its marketing efforts toward the OEM marketplace and away from the TPM marketplace was intended to improve Pinnacle's long-term prospects for growth and profitability. Pinnacle's management believes the OEM segment holds greater opportunities for growth than the TPM segment, and also believes that OEM sales will be more profitable with greater labor efficiencies and greater returns on investments in inventory and capital equipment.

The transition from a TPM focus to an OEM focus in 1998 had a short-term negative impact on Pinnacle's financial results. For several years Pinnacle maintained an inventory of spare parts exclusively for the purpose of supporting TPM sales. Due to Pinnacle's sharp decline in revenue from the TPM market segment from 1997 levels, Pinnacle elected to record a writedown of the value of that segment of its inventory of $300,000 during the third fiscal quarter of 1998. The writedown was recorded as a charge to cost of goods sold. The writedown resulted in a net loss of $126,240 in the third quarter. For the total of the other three fiscal quarters of 1998 Pinnacle posted operating income of $126,828.

While some of the inventory items that were written down were sold in the ordinary course of business during the fourth quarter of 1998, others were scrapped or sold at reduced prices as part of a specific effort to liquidate this inventory.

Largely as a result of this inventory writedown, cost of goods sold increased substantially during 1998, and gross margin was thereby reduced, dropping to 20% from 27% in 1997. The gross margin on product sales decreased from 21% to 18%. In addition to providing custom-designed circuit boards, in 1998 Pinnacle began providing entire custom-designed computer systems, which had lower margins than the circuit board products. The gross margin on service sales declined from 39% to 29%, due in part to the inventory writedown, and due in part to having two depot repair facilities open throughout most of 1998. The second repair facility, located in Northern California, was closed by Pinnacle in late 1998.

Therefore, despite a 38% increase in sales during 1998, Pinnacle's gross profit increased by only 5.4%. Another factor contributing to Pinnacle's reduced gross profit margin in 1998 was the fact that product sales grew in 1998 at a higher rate than repair sales. Product sales typically have lower gross profit margins than repair sales.

OPERATING EXPENSES

During 1998, while the gross profit of Pinnacle remained relatively constant in total dollars, operating expenses of Pinnacle increased by 31% over 1997 levels, primarily as a result of increased wage and benefit expenses associated with an expanded work force. However, because operating expenses increased by less than the rate of increase of sales during 1998, operating expenses as a percentage of each sales dollar declined from 20% in 1997 to 19% in 1998.

Because operating expenses increased by more than the relatively modest increase in gross profit, Pinnacle's income from operations dropped by $322,735, or 78%, from $411,620, or 6% of sales, in 1997, to $88,885 in 1998, which was 1% of sales.

OTHER INCOME AND EXPENSE

Pinnacle made minimal drawings against its line of credit in 1997, and at year-end 1997 the balance on Pinnacle's line of credit was zero. During 1998, the line of credit was used often and extensively by Pinnacle to support the higher receivables resulting from higher sales volumes and to fund fixed asset acquisitions. At year-end 1998, the outstanding balance stood at $150,000. Primarily as a result of Pinnacle's increased use of its line of credit, net interest expense in 1998 grew by 21% over 1997 levels, from $68,853 in 1997 to $83,552 in 1998.

The increased interest expense, combined with Pinnacle's reduced income from operations, resulted in lower income before income taxes during 1998 of $5,333, compared to $264,819 in 1997.

INCOME TAXES AND NET INCOME

Because Pinnacle's income before income taxes was lower, its income tax expense was only $4,745 in 1998, compared to $107,580 in 1997.

Pinnacle's net income was $588 in 1998, less than one cent per share, both basic and diluted, while the 1997 net income was $157,239, or 7 cents per share, both basic and diluted.

LIQUIDITY AND CAPITAL RESOURCES

During the first twenty-six weeks of 2000, Pinnacle used $739,685 of cash in its operating activities, compared to a use of $899,601 for the first twenty-six weeks of 1999. The largest use of cash was an increase of $1,924,817 in inventory. Primarily, the purchases of inventory were made for customer product orders expected to be fulfilled in the 3rd quarter of 2000. Another use of cash was the increase in accounts receivable of $456,639. That increase was fully attributable to the fact that June sales exceeded $2.5 million, Pinnacle's second-highest monthly sales total. Pinnacle expects to maintain a substantial investment in inventory for the foreseeable future in order to support its expected growth in product sales. The increases in inventory and accounts receivable were partially offset by increases in Pinnacle's liabilities, particularly accounts payable, which increased by $968,731 during the first twenty-six weeks of 2000. Expanded credit from Pinnacle's vendors was crucial to its ability to increase its purchases of inventory components to support its increased product sales.

For the year 1999, Pinnacle consumed $806,970 of cash in its operating activities. The foremost use of cash in 1999 was inventory, which increased by $1,392,474 from the beginning of 1999. Much of the increase in inventory was attributable to current and anticipated future sales growth. Another minor factor in the increase in inventory was an increased number of requests from product customers for delivery of prototype/evaluation systems. Another factor was the request of some product customers that Pinnacle hold in stock a quantity of their specific-designed systems on hand for immediate delivery. In these cases, the customer is committed to purchase these products within a specified period of time under a volume purchase agreement. Pinnacle also made some one-time component purchases, in some cases to take advantage of price discounts, and in other cases to secure the availability of components that were no longer going to be manufactured. Pinnacle expects to maintain a substantial investment in inventory for the foreseeable future in order to support its expected growth in product sales.

Other asset categories that increased in 1999, thereby using cash, were accounts receivable and prepaid expenses, which increased by $1,001,407 and $38,134, respectively. These uses of cash were partially offset by increases in accounts payable of $724,274, in accrued liabilities and taxes of $331,791, and in unearned revenues of $16,123.

For the year 1998, Pinnacle used only $63,622 of cash in its operating activities. Pinnacle's accounts receivable increased by $459,867 in 1998. Accounts receivable increased 46% from December 31, 1997 to December 31, 1998, which was more than the 38% increase in annual sales, but was less than the 57% increase in sales from the month of December 1997 to the month of December 1998. As a result of the inventory writedown and of efforts by Pinnacle to liquidate older inventory components, its investment in inventory declined by approximately $150,000, but would have increased by over $100,000 without the writedown.

Pinnacle used $278,088 of cash in its investing activities in the first twenty-six weeks of 2000, compared to net proceeds of $13,181 in the comparable period of 1999. Most of the investments were for furniture and computer equipment for new employees. Pinnacle also invested in leasehold improvements in its new facility. In 1999 Pinnacle's investment of $134,434 in fixed assets was offset by proceeds of $147,615 from the sale of its building.

Pinnacle's investing activities in 1999 consumed $296,678 in cash. Purchases of furniture and computer equipment consumed $444,293 of cash, but were offset by Pinnacle's sale of its land and building, which generated $147,615. In 1998 Pinnacle's investing activities consumed cash of $168,664, and consisted entirely of purchases of furniture and computer equipment. Total expenditures of capital assets, all of which were made with cash, were $168,664.

In March 2000, Pinnacle entered into a new loan agreement with Key Bank in order to increase its borrowing capacity and to reduce its interest rates. The initial package with Key included a revolving line of credit and a $400,000 term loan requiring 36 monthly principal and interest payments of $12,627. Both instruments have an interest rate of prime minus 0.25%. The line of credit initially had a limit of the lower of $2,500,000, or a percentage of eligible accounts receivables and inventory. In May 2000, the limit of the line of credit was increased to $3,000,000. In August 2000, the limit of the line of credit was increased to $7,000,000, and the interest rate was reduced to prime minus 0.85%. The loan agreement also includes a $250,000 lease line of credit for purchases of equipment and furnishings. The loan agreement requires

Pinnacle to meet certain financial targets and to comply with certain other covenants, including restrictions on paying dividends, incurring additional indebtedness and liens, guarantees of other obligations, and reorganizations. Pinnacle's obligations under the loan agreement are collateralized by substantially all of its assets.

The initial draw on the line of credit was approximately $1,475,000. Combined with the $400,000 term loan, the proceeds were used to retire a term loan and line of credit at Firstar Bank. The payoffs of those loans were approximately $175,000 and $1,700,000, respectively. At June 30, 2000, the line of credit balance was $2,031,100. Pinnacle had not yet made any draws against the lease line of credit.

In the first twenty-six weeks of 2000, Pinnacle's overall financing activities provided cash of $1,013,512, compared to $936,116 in the comparable period in 1999. Long-term debt increased by a net of approximately $180,000 and the line of credit increased by approximately $731,000. Pinnacle also received $102,413 from employees exercising stock options.

In early 1998 Pinnacle completed an agreement with Firstar Bank. The initial package with Firstar included a revolving line of credit and a $300,000 term loan requiring 60 monthly payments of $5,000 plus variable interest. Both instruments had an interest rate of prime. The combined package had a limit of the lower of $1,500,000, or a percentage of Pinnacle's eligible accounts receivables. The loan agreements required Pinnacle to meet certain financial targets and to comply with certain other covenants, including restrictions on paying dividends, incurring additional indebtedness and liens, guarantees of other obligations, and reorganizations. Pinnacle's obligations under these loan agreements were secured by substantially all of its assets.

The initial draw on the line of credit was approximately $241,000. Combined with the $300,000 term loan, the proceeds were used to retire a term loan and a mortgage loan at Huntington Bank. The payoff of those loans were approximately $180,000 and $361,000, respectively.

In July 1998, Pinnacle obtained a mortgage loan from Firstar Bank on its building in the amount of $412,500. The mortgage loan had a 5-year maturity and was amortized on a 15-year basis. The building was sold in May 1999, and the mortgage loan was retired by the proceeds of the sale.

During 1998, the line of credit was used by Pinnacle to support the higher receivables resulting from higher sales volumes and to fund fixed asset acquisitions. At year-end 1998, the outstanding balance stood at $150,000. For the year 1998, net of regularly scheduled principal payments, the Pinnacle's bank debt increased by approximately $238,000 to fund operating activities and capital equipment purchases.

For 1999 principal payments on Pinnacle's long-term debt and capital lease totaled $89,657. Those payments were partially offset by proceeds of $43,500 from the exercise of employee incentive stock options. However, Pinnacle's principle means of funding its operations in 1999 were draws on its bank line of credit, which totaled $1,150,000. At December 31, 1999, the balance was $1,300,000.

These draws consumed most of Pinnacle's borrowing capacity under the formulas of its initial financing package with Firstar. Consequently, in September 1999, Pinnacle renegotiated its financing agreement with Firstar to increase the maximum amount available on a revolving basis through September 2000 to $2,000,000, and to include inventory as part of the borrowing base calculation, in addition to accounts receivable, thereby significantly increasing Pinnacle's borrowing capacity. The line of credit and the $300,000 term loan were secured by a security interest in substantially all of Pinnacle's assets and by the collateral assignment of $1,000,000 of coverage of a $2,000,000 life insurance policy on the life of John Bair. As of December 31, 1999, Pinnacle had approximately $575,000 of unused availability on the line of credit.

As Pinnacle continues to grow, it will need to obtain additional working capital, to support higher levels of accounts receivable and inventory and will need to fund additional investments in capital equipment. The amount for additional capital Pinnacle will need will depend, in part, on the relative growth of the service and product segments. Pinnacle intends to expand its service sales at a pace greater than or equal to product sales. Service sales are significantly less capital intensive than product sales, which require a much greater investment in inventory.

Pinnacle believes that if it continues with steady growth, then the new loan agreement will be sufficient to meet its financing needs for the intermediate term. However, Pinnacle believes that it could need to raise additional debt and/or equity capital in order to fund larger product sales opportunities that may arise. Pinnacle is currently investigating alternatives. Those alternatives include specific bank financing for customer sales projects, and for fixed asset acquisitions. Pinnacle is also pursuing expanded credit terms from some suppliers for specific projects. For the longer term Pinnacle will consider additional debt or equity financing.


Year 2000 Impact on Computer Resources

Pinnacle did not experience any substantial difficulty relating to the arrival of the year 2000.


                                   BUSINESS

Background

Pinnacle designs, assembles and sells computer products and provides computer repair and other related services primarily to Original Equipment Manufacturers
(OEMs) in industries such as telecommunications, medical systems, process control, and government. During 1999, Pinnacle reported revenue of approximately $12.2 million, net income of approximately $351,000 and total assets of approximately $6.3 million. Approximately 75% of Pinnacle's revenue is generated from product sales and approximately 25% is generated from services. However, the gross profit from both segments of the business is approximately equal.

Pinnacle's products are custom designed to meet the needs of its customers. Often customers have special computer system requirements that can not be met by off-the-shelf products alone. Pinnacle helps customers by engineering, designing, assembling and modifying computer equipment to meet customers' particular needs. Pinnacle takes circuit board type products manufactured by Sun Microsystems, Inc., one of the world's largest producers of computer systems, and combines it with technology engineered and developed by Pinnacle, such as customized circuit boards, enclosures, power supplies and other engineered computer components requested by customers and assembles them along with other off-the-shelf computer peripherals into finished products for customers. Pinnacle's products are based upon high performance computer processor technology from Sun Microsystems, Inc. In a typical system manufactured by Pinnacle, approximately 50% of the components will be Sun products, 30% of the components will be off-the-shelf products and 20% will be products designed and developed by Pinnacle. These percentages will vary from product to product. By adding its own internally developed products and engineering capabilities to Sun's off-the-shelf board technology, Pinnacle is able to offer solutions with minimal non-recurring engineering (product design) charges. These are turnkey, application-specific computer circuit boards and entire computer systems that Pinnacle's customers imbed into the customers' products. See "Products."

Pinnacle also offers end-of-life management and complete service and support to OEMs. Many manufacturers will include Sun Microsystems' boards and components in their own products. If Sun stops manufacturing that board or component, then the equipment manufacturer is left without a source to supply it with the parts needed to build its own products. Pinnacle's end-of-life management allows Pinnacle's customers to maximize their investment in technology by providing continued support for products no longer supported by the manufacturer. This allows OEMs to eliminate or delay the engineering and software development charges required to integrate new technology.

Pinnacle also provides repair services for advanced technology systems and printed circuit board assemblies. Pinnacle's repair services are all depot repair, which means that the malfunctioning part is sent to Pinnacle for repair. Pinnacle does not provide any repairs outside of its facilities. Pinnacle's repair services are focused on UNIX computer equipment and currently are limited predominantly to equipment manufactured by Sun Microsystems, Inc. Pinnacle is partnering with Sun Microsystems to provide streamlined distribution of Sun parts to Sun customers using an online information management system that connects the two companies. Pinnacle also offers a repair service whereby it will, overnight, exchange a malfunctioning or broken electronic component or part for a similar component or part in Pinnacle's inventory. Pinnacle will then repair the malfunctioning or broken component and include that part in its inventory as a replacement. Pinnacle also generates revenue from the sale of spare parts and components.

Pinnacle believes that the services segment of its business provides a competitive advantage to it in connection with its product sales, because Pinnacle can offer the purchasers of its products a more complete answer to their system needs by providing not only products, but also service and support after the sale. Pinnacle also believes that the product segment of its business provides it with a competitive advantage in connection with the services it provides, because product development and engineering activities keeps it current with the latest technology and how to repair it. Pinnacle considers its product and services segments to be equally important, not only because of the synergies they provide to one another, but also because they contribute relatively equally to Pinnacle's gross profit.

Almost all of Pinnacle's products and services are based on Sun's SPARC architecture. If for any reason Sun or its products began to experience significant difficulties in the market place or in operations or otherwise it could materially and adversely affect Pinnacle.

Pinnacle believes that its relationship with Sun Microsystems provides a significant advantage to Pinnacle. Pinnacle has a number of contracts with Sun under which Sun provides Pinnacle proprietary designs for its products or which enable Pinnacle to utilize and sell Sun circuit board technology and operating systems or other software to its customers. Additionally, in 1997, Pinnacle was accepted into the Sun Microelectronics' Partners Program. As a member of this program, Company personnel make marketing calls on Fortune 500 companies, together with sales representatives of Sun, to provide complete technology solutions to mutual customers. In March 1999, Pinnacle entered into a Repair Services Agreement with Sun Microsystems, Inc. under which Pinnacle provides repair and testing services on Sun circuit boards and related components, and maintains an inventory for Sun of repaired boards and components. Pinnacle then provides streamlined distribution of these components and parts to Sun Enterprise Service Division's stocking locations, field engineers or customers using an online information management system that connects the two companies. See "Contractual Relationships with Sun Microsystems, Inc. and its Affiliates".

Pinnacle is much smaller in size than Sun Microsystems, Inc. In its most recently completed fiscal year, ending June 30, 2000, Sun reported revenue of approximately $15.7 billion, approximately 1,000 times greater than Pinnacle's current level of annual revenue. While Pinnacle is relatively insignificant to Sun, Pinnacle is significantly dependent upon its relationship with Sun. In 1999, approximately 19% of Pinnacle's sales were services sales made to Sun under a services agreement and approximately 9% of Pinnacle's sales were product sales to Sun made under purchase orders. In the same period, approximately 57% of its purchases of inventory were made from Sun. Additionally, Pinnacle has entered into license agreements with Sun pursuant to which it sells products and services to third parties which aggregated to approximately 28% of sales for 1999. For information about the various contracts Pinnacle has with Sun, and the amount of revenue generated under each agreement. See "Contractual Relationships with Sun Microsystems, Inc. and its Affiliates".

If all of Pinnacle's relationships with Sun were to end, Pinnacle's operations would be adversely affected, particularly in the short term. However, Pinnacle would continue to sell products to OEM's, and it would continue to provide repair and other services to TPM's and end-users. Pinnacle would also pursue providing repair-related services to other OEM's. Pinnacle's management believes that a complete severing of all of the various Sun relationships is unlikely, because those relationships are diverse, and independent of one another.

Sun could elect to discontinue buying services from Pinnacle, but because of the size and breadth of the services provided, management believes it would take several months for Sun to replace Pinnacle with one or more vendors to provide those services.

Development of the Business

Pinnacle was incorporated as an Ohio corporation on March 9, 1989. Initially, Pinnacle focused on providing electronic repair services to universities, which primarily had installed networks of Sun Microsystems workstations. Gradually, Pinnacle expanded its services to other users of Sun Microsystems workstations who were self-maintaining such equipment. In 1992, Pinnacle began providing engineering and manufacturing services for CPU board designs for OEMs. In 1994, Pinnacle began engineering and manufacturing computer systems patterned after Sun Microsystems workstations. In 1995, Pinnacle focused its product sales efforts on custom-designed circuit boards. Also in 1995, Pinnacle refocused its repair marketing efforts from sales to universities and end-users to sales to Third Party Maintainers (TPM's), and Fortune 500 self-maintainers. In 1996, Pinnacle began providing depot repair services to OEMs. In 1997, Pinnacle began designing and manufacturing custom integrated computer systems for OEMs and found significant interest for these products in the growing telecommunications market.

In early 1997, Pinnacle entered into a joint venture as a minority partner of LogistixPDSi Services in Northern California to provide repair services to the OEM marketplace. In connection with this venture, Pinnacle established a repair depot facility within the headquarters of the majority partner in Fremont, California. Pinnacle also provided services outside of the joint venture to TPM's from this facility. While the incremental services performed by Pinnacle for its own TPM customers at that facility was profitable, the level of business generated by the joint venture entity from OEM customers failed to meet Pinnacle's expectations. The joint venture entity was not successful and losses accumulated during 1997.

In November 1997, Pinnacle was offered an opportunity to establish a dedicated depot for Sun Microsystems in California. Pinnacle terminated its participation in the joint venture, hired the joint venture employees and established a facility within the distribution center of Pinnacle's customer, Sun Microsystems. In late 1998, in anticipation of accepting a larger role in Sun's service business model, Pinnacle closed the California facility and consolidated its operations in Columbus, Ohio.

In early 1999, Pinnacle entered into a 10-year lease for 56,000 spare feet of space for its operations in a building in a free-trade zone in Groveport, Ohio, a suburb of Columbus. In January 2000, Pinnacle amended its lease to expand the amount of square feet under lease to approximately 113,000. Pinnacle sold the building in which it previously housed operations.

Background of Industry

Original equipment manufacturers in the telecommunications, medical systems, process control and government markets embed advanced technology systems in their products to enhance functionality and performance. OEMs select a platform for their products based on the performance and availability required by the application. Management believes that OEMs who choose Sun Microsystem's SPARC platform make this decision based on the speed of Sun Microsystems processor technology and the stability of the UNIX operating system. Management further believes that the reliability and speed of Sun processors combined with the stability of Sun's Solaris operating systems provides excellent performance and system availability.

To fully integrate these systems into their products, OEMs often have special requirements that cannot be met by off-the-shelf products manufactured by Sun Microsystems. Traditionally, these companies modified off-the-shelf components to meet their specific needs, utilizing either in-house engineering resources or outside engineering firms to create custom system configurations. In doing so, these OEMs incurred significant non-recurring engineering (NRE) charges to cover development costs. As the pace of technology has increased and competition has intensified in these markets, OEMs are now less willing to incur the time and expense required to develop custom systems. Instead, they are looking for sources, such as Pinnacle, that can provide application-specific systems and products with minimal engineering development time and expense. Pinnacle believes OEMs will continue to look for ways to reduce product development time and cost without compromising their ability to customize technology to their application.

At the same time, there is a growing base of OEM products built around technology that is no longer being supported by the manufacturer. These OEMs are faced with having to modify software and reconfigure their product to incorporate new technology that does not enhance their systems' performance simply because their existing technology is no longer being supported by the manufacturer. As a result, OEMs are looking for ways to extend the life of their current technology. Some of these OEM's contract with entities to provide end-of-life management, that may include manufacturing and/or repair of the products not supported or manufactured by the OEM.

In the repair business there has been a trend during the last several years towards outsourcing in the electronics repair industry which Pinnacle believes will continue in the future. Pinnacle believes that this is due to: (1) the desire of OEMs to focus resources on their primary business, (2) the accelerated pace of new product introductions which is necessary for OEMs to keep pace with competition, (3) the need to reduce costs, which can be accomplished by converting fixed costs of an internal service department into variable costs by outsourcing the service, and (4) the difficulties inherent in servicing a wide range of equipment produced by multiple vendors, as data centers have moved from using predominantly one company's hardware to using equipment from multiple vendors in many locations.

Products

Pinnacle's products include complete systems, specially designed products, including boards and attach cards, and software. Pinnacle resells some hardware and software manufactured by Sun Microsystems and other OEM's, as well as products developed internally by Pinnacle's engineers. Complete systems bring together hardware and software from multiple sources into fully integrated systems.

One type of product developed and manufactured by Pinnacle is known as a "High Availability" system. This includes redundant system components with sophisticated failover software. This allows systems to continue to operate despite failure of any component by the instantaneous transfer of system functions to the redundant backup system. These products have been purchased by companies primarily in the telecommunications industry that cannot afford a system failure or even the time delay involved in rebooting a system.

Pinnacle has also developed products that allow OEMs to more fully integrate SPARC technology into their technology systems. These products include power supplies, specially modified motherboards, transition cards, and I/O boards.

Pinnacle engages in research and development in connection with designing new products for customers. This work is done in response to requests from customers with specific product requirements. Upon completion of design and testing of the newly developed product, Pinnacle typically receives orders for production of that product from the customer. During 1999 and 1998 Pinnacle incurred $552,143 and $191,557, respectively, for research and development. These expenses were not paid by Pinnacle's customers but are typically recouped over time as part of the cost of the developed products that are sold to customers.

Software

Pinnacle is a SunSoft Master Distributor and is authorized to provide its customers with the right to use Solaris, Sun Microsystem's UNIX operating system. Pinnacle also resells failover software as part of its "High Availability" systems.

Services

Pinnacle repairs products that have been developed, manufactured, marketed and sold by other companies, and which generally have a well-established installed base as well as products developed internally. Pinnacle also designs and manufactures customized modifications to products of other companies for integration into existing systems. Due in part to the capital costs necessary to maintain adequate inventory and equipment to service large OEMs and TPMs, Pinnacle has focused its services on products manufactured primarily by Sun Microsystems, Inc. and has built an inventory of Sun Microsystems components and parts.

Depot Repair Services: Pinnacle provides OEMs, TPMs and end-users who maintain
---------------------
their own equipment the opportunity to outsource repairs of their proprietary products or products produced by third parties. The entity that is actually providing the maintenance service in the field will place an order with Pinnacle for the repair of defective components or parts. The time of completion of the repair will be scheduled, with higher charges being incurred for shorter time frame repairs. Pinnacle offers its customers a choice of 5-day and 15-day repair and return services. Pinnacle also maintains an extensive inventory of spare components and offers the ability to provide replacement components or parts overnight from its existing inventory in exchange for the defective component or part, which is then repaired and included in inventory. For repairs not requiring overnight service, the entity maintaining the equipment in the field sends the defective component or part to Pinnacle. Pinnacle's electronic technicians then repair the component or part, test it, and ship it back to the customer. Since inception, Pinnacle has specialized in the repair of hardware manufactured by Sun Microsystems, Inc. These systems are typically high end-user workstations able to perform multi-tasking functions.

Sun Microsystems Logistics Management Services: In August 1999, Pinnacle entered
----------------------------------------------
into an agreement with Sun Microsystems, Inc. to provide to Sun's Enterprise Services Division test and repair services, and inventory and logistics management services. Under this program, called the Virtual Logistics Network
(VLN), Pinnacle is partnering with Sun Microsystems to provide streamlined distribution of Sun components and parts to Sun customers using an online information management system that connects the two companies. Pinnacle also provides management and logistics services to other vendors/partners of Sun that participate in the VLN.

Spare Parts Sales: Spare parts sales include sales of repaired parts, new parts,
-----------------
and reclaimed parts. There is a demand in the computer industry for the necessary parts and components to provide repair services. New components are often difficult to obtain and costly to purchase. Pinnacle is able to provide a wide variety of parts at a significant discount compared to the cost of comparable new parts. Pinnacle's spare parts capabilities enhance the efficiency of its other service offerings. Pinnacle either supplies the spare parts from its own inventory when it has a surplus of a particular part or component, or it acquires the requested parts from brokers or other suppliers of used equipment. Pinnacle sometimes dismantles used equipment to obtain used components. Pinnacle maintains an inventory consisting primarily of Sun Microsystems' spare parts and components.

Contract Manufacturing and Engineering: In certain cases, an OEM will outsource
--------------------------------------
the design and manufacture of a product to Pinnacle. The outsourcing of manufacturing enables the OEM to transfer its internal manufacturing responsibilities to Pinnacle, thereby enabling the OEM to reduce manufacturing costs and improve its return on assets. Pinnacle's contract manufacturing services primarily involve products which have high engineering, technical and test content, and low to medium production requirements. Pinnacle will also merge technology from a standard workstation to a customer's product with private labeling. In connection with these services, Pinnacle will obtain orders for custom engineering and manufacturing services from entities which are customers of Sun Microsystems. These customers are using the Sun operating system software and want to continue to use the Sun software in workstations, data servers or other applications not manufactured and sold by Sun. Pinnacle will design and engineer modifications to the Sun component boards to fit the desired customized use and will then build the custom designed products for the customer. The end product is a component board or computer system that does not resemble the original Sun Microsystems board or system, but operates the Sun software and performs the same functions as the Sun board or system. Each product is unique and custom designed to the customer's specifications. Some of these products use commercially available parts configured to produce the desired function. In other cases, the custom-built product contains components or functions conceived and developed by Pinnacle personnel.

End-of-Life Management: End-of-Life Management services bring together
----------------------
Pinnacle's board design and manufacturing, parts stocking, and repair capabilities to extend the life of technology that is no longer supported by the manufacturer. Pinnacle will enter into an end of life service contract with its customers which may include depot repair of installed technology as well as acquisition or manufacture of products that have been end-of-lifed by the manufacturer.

Extended Warranty Services.  In 1992, Pinnacle began initial marketing efforts
--------------------------
to provide customers with extended warranty support services. Generally, Pinnacle will extend warranty of the OEM's product for a fixed fee. Pinnacle is willing to develop warranty programs specifically tailored to meet a customer's needs with the goal of fulfilling as many of the customer's repair needs as is required.

Contractual Relationships with Sun Microsystems, Inc. and its Affiliates

In August 1999, Pinnacle entered into an agreement with Sun Microsystems, Inc. to provide to Sun's Enterprise Services Division test and repair services, and inventory and logistics management services. The agreement has a one-year term and renews automatically for additional one-year terms. In 1999, Pinnacle generated approximately $2.3 million of revenue from this agreement, or approximately 19% of total revenue and 77% of service revenue. These sales represented approximately 90% of the service segment's operating income of $608,326 for the same period. Pinnacle considers this agreement to be of critical importance to its future viability, and considers it to be the basis of its prospects for future growth of the service segment. See "Services - Sun Microsystems Logistics Management Services".

Pinnacle designs and sells products under various technology license agreements with Sun Microsystems. Two of the license agreements are of material importance to Pinnacle's viability. It is not possible to cite the respective operating earnings contributions of the products sold under the two license agreements, as Pinnacle does not allocate labor and overhead costs to individual products. Consequently, the respective revenue contributions are cited below. If either of these agreements is terminated it would significantly impede Pinnacle's ability to perform its design and manufacturing services.

In October 1997, Pinnacle entered into a Development and Manufacturing License Agreement with Sun Microelectronics, a division of Sun Microsystems, Inc. pursuant to which Pinnacle has been licensed to develop, manufacture and sell products based upon and using the Sun PCI card and Open Boot PROM technology. Pinnacle uses this license in the custom design of products. The license enables Pinnacle to use the Sun technology and make engineering or design changes to meet customers' specific needs. Pinnacle generated revenue from these products of approximately $92,000 in 1998 and $792,000 in 1999 (approximately 2% and 9% of total product revenue, respectively). Pinnacle expects the portion of its products based on this license to increase in future years. Consequently, the importance of this license to Pinnacle is likely to increase in future years. This license agreement is for a term of three years expiring in 2000, subject to automatic renewal for one-year periods unless either party gives notice of non-renewal. The license can be terminated earlier upon default.

In May 1994, Pinnacle entered into a microprocessor platform design license agreement with Sun Microsystems Computer Corporation, acting through its SPARC Technology Business Division, pursuant to which Pinnacle has been licensed to develop, manufacture and sell products based upon and using the Sun SPARC microprocessor technology. Pinnacle uses this license in the custom design of products. The license enables Pinnacle to use Sun technology and make engineering or design changes to meet customers' specific needs. Pinnacle generated revenue from these products of approximately $2.7 million in 1998 and $1.7 million in 1999 (approximately 44% and 19% of total product revenue, respectively). The technology of this license is utilized in customer projects that began prior to 1997. It has not been utilized in any new customer projects since before 1997. Pinnacle does not anticipate that it will develop any new products based on the technology licensed under this agreement, although it will continue to sell products that it has developed under this license. Consequently, the importance of this license to Pinnacle is likely to decline in future years. A license fee in the amount of $35,000 was paid in full upon execution of the license. This license agreement is for a term of 7 years expiring in 2001, subject to automatic renewal for one-year periods unless either party gives notice of non-renewal. The license can be terminated earlier upon default.

Sales and Marketing

Pinnacle focuses its marketing efforts on large OEMs and TPMs. Since marketing is primarily to large OEMs or TPMs, Pinnacle does not maintain a large field sales organization. Pinnacle currently uses two independent manufacturers representative firms to generate sales opportunities. Pinnacle employs seven in-house sales and marketing representatives, who are focused on targeted accounts. During 1999, Pinnacle had revenue from three customers that represented approximately 56% of sales. Pinnacle's largest customer in 1999, Sun Microsystems, accounted for approximately 29% of sales during 1999. During 1998, Pinnacle had revenue from three customers that represented approximately 59% of sales. Pinnacle's largest customer in 1998, Computer Network Technologies, Inc., accounted for approximately 22% of Pinnacle's sales. In 1997, Pinnacle's three largest customers represented approximately 49% of sales. In 1997, Pinnacle was accepted into the Sun Microelectronics' Partners Program. As a member of this program, Pinnacle personnel make marketing calls on Fortune 500 companies, together with sales representatives of Sun, to provide complete technology solutions to mutual customers.

Competition

Competition for the specially designed products of Pinnacle come from two primary sources: (1) other companies that provide similar products, and (2) products that are competitive with Sun Microsystem's products.

A number of companies are now targeting the telecommunications industry, due to the continued growth in this market that is expected in the future. Many of these companies are more established than Pinnacle and have substantially greater financial and other resources than Pinnacle. Pinnacle believes it can differentiate itself from the competition through the strength of its close relationship with Sun Microsystems, its ability to offer a complete turnkey product/service solution, its unique product set, and its focus on providing off-the-shelf solutions wherever possible.

Primary competition for Pinnacle's products also comes indirectly from increased performance and acceptance of the "Wintel" platform. OEMs who are choosing a platform for their products increasingly narrow their choice down to SPARC-based systems sold by Sun Microsystems and systems using Intel processors with Windows NT. If the Wintel platform were to gain acceptance in the telecommunications industry it would erode Pinnacle's potential market, as Pinnacle does not provide products or services to support this platform.

Primary competitive factors in the repair industry are price, scope and quality of a company's repair services and know-how. Pinnacle competes with the in-house repair centers of OEMs and TPMs for end-of-life programs and for repair services. While Pinnacle believes it offers a cost-effective repair solution to OEMs and TPMs and, therefore, believes these entities are Pinnacle's primary potential customers, there is no assurance that these entities will choose to outsource their repair needs and will not become competitors of Pinnacle. These entities could also choose to compete directly with Pinnacle for the services of unrelated OEMs and TPMs and for end-users. In addition to competing with OEMs and TPMs, Pinnacle also competes with a number of independent organizations similar to Pinnacle.

In the contract manufacturing area, Pinnacle competes against numerous entities that focus specifically on turnkey contract manufacturing. Many of the OEMs, TPMs and contract manufacturers with which Pinnacle competes have significantly greater manufacturing, financial, technical and marketing resources than Pinnacle. Similarly, some of the independent depot repair businesses may generate significantly more revenues than Pinnacle and may have greater manufacturing, financial, technical and marketing resources than Pinnacle.

Employees

As of August 18, 2000, Pinnacle had a total of 99 employees, 92 of whom were full-time. None of its employees are subject to collective bargaining agreements, and Pinnacle considers its relationship with its employees to be good.

Property

Pinnacle leases approximately 113,000 square feet of office, warehouse, laboratory and production space in a building located at 6600 Port Road, Groveport, Ohio. Pinnacle has the option to extend the term of the lease for an additional five years. The building is in good condition. Pinnacle believes that this space is adequate for the foreseeable future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

In May 1999, Pinnacle sold a 19,200 square foot building in which it formerly conducted its operations. The sale resulted in a gain of $85,922 to Pinnacle.

Legal Proceedings

Pinnacle is not a party to any legal proceedings nor, to its knowledge, is any material legal proceeding threatened against it.

                                  MANAGEMENT

Directors and Executive Officers

The directors and executive officers of Pinnacle are as follows:


                                                                      Director
       Name                  Age            Position                    Since

John D. Bair                 34        Chairman, President, Chief        1989
                                       Executive Officer and Director

C. Robert Hahn               47        Chief Operating Officer, Vice     1995
                                       President and Director

Thomas J. Carr               46        Treasurer, Chief Financial        1996
                                       Officer and Director

Paul H. Lambert              46        Director                          2000

Thomas M. O'Leary            57        Director                          1996

Robert V.R. Ostrander        54        Director                          1997


John D. Bair, one of the founders of Pinnacle, currently serves as Chief Executive Officer and President of Pinnacle. He has served as a director since inception, as the Chairman of the Board and Chief Executive Officer since May 1996, and as President since 1998. He served as Secretary from inception until October 1998. Mr. Bair holds a Bachelor of Science Degree in Computer and Information Science from the College of Engineering from the Ohio State University.

C. Robert Hahn is an executive officer and has served as Chief Operating Officer and Vice President of Pinnacle since June 1998. He served as President of Pinnacle from June 1996 to June 1998, and as Vice President of Sales and Marketing from October 1994 to June 1996. He has served as a director since December 1995. Mr. Hahn previously worked for six years as general manager of Cranel, Inc., a distributor of computer peripheral products. Mr. Hahn holds a Bachelor Degree in Business Administration and a Master of Business Administration degree, both from Ohio University, and has been certified as a Certified Production and Inventory Manager by the American Production and Inventory Control Society.

Thomas J. Carr is an executive officer and has served as Treasurer and Chief Financial Officer and as a director of Pinnacle since May 1996. He joined Pinnacle as Controller in September 1995. Previously, Mr. Carr was President for three years of Celtic Resources, a business consulting firm. Mr. Carr taught general computer courses at Columbus State Community College for two years. He served as Controller and Director of Financial Planning for six years at CompuServe Incorporated of Columbus, Ohio. Mr. Carr holds a Bachelor Degree in Accounting and a Master of Business Administration degree, both from The Ohio State University.

Paul H. Lambert was elected as a director at Pinnacle's 2000 annual shareholders meeting. Mr. Lambert is retired from UUNET, a division of MCI Worldcom, in 2000 after 27 years of service to CompuServe Incorporated, which was acquired by MCI Worldcom in 1998. From July 1999 until retirement, Mr. Lambert was Vice President and General Manager of UUNET Hosting Services. Prior to July 1999, he held a variety of technical and marketing management positions while at CompuServe Incorporated, including Vice President, Network Technology of CompuServe Network Services (responsible for development, engineering, operations, and administration of the worldwide CompuServe network) and Chief Technology Officer.

Thomas M. O'Leary has served as a director of Pinnacle since September 1996. Mr. O'Leary retired from ATT/Lucent after 30 years of service in 1996. While employed by ATT/Lucent, Mr. O'Leary acquired extensive experience in the areas of management of manufacturing operations, engineering, product development, project management, product repair and support and sales. He is currently on the school board of the Worthington City School system and served as President in 1998. He is also a board member of Liberty Communications Services, Inc. in Gahanna, Ohio. Mr. O'Leary now serves as a private consultant for a number of local companies in areas related to his accumulated experience.

Robert V.R. Ostrander has served as a director of Pinnacle since July 1997. Mr. Ostrander is currently serving as Chairman of Manex Financial Management, Inc. and President of Manex Risk Management, Inc., Manex Management Services, Inc., Manex Advisors, Inc. and Omni Financial Securities, Inc., which positions he has held for more than five years. He is a Certified Financial Planner, a licensed securities principal, and is licensed to sell several forms of insurance by the State of Ohio. He was the founding president of The Central Ohio Chapter of Society for Certified Financial Planners. He is also the author of Omni's Business Navigator, and has been involved in numerous business start-ups.


Classified Board of Directors

The Board of Directors has approved an amendment to Pinnacle's Code of Regulations which was approved by the shareholders at Pinnacle's 2000 annual shareholders meeting. This amendment divided the board into two classes of four directors. Three directors were elected in each class and a vacancy left in each class. The board desires to have these vacancies so that it can fill them with qualified individuals they may later meet who they believe would add a valuable contribution to Pinnacle, without the time and effort involved in calling a special shareholders meeting.

Pinnacle's board is classified as follows:

            Class I Directors (term expiring in 2001):

                    Thomas J. Carr
                    Robert V.R. Ostrander
                    Paul H. Lambert

            Class II Directors (term expiring in 2002):

                    John D. Bair
                    C. Robert Hahn
                    Thomas M. O'Leary

Executive Compensation

The following table sets forth for the fiscal years ended December 31, 1999 and 1998, the compensation of Pinnacle's Chief Executive Officer and the only other executive officer whose compensation exceeded $100,000 during 1999. No other executive officer of Pinnacle received salary and bonus compensation in excess of $100,000 in the most recent completed fiscal year.

                          Summary Compensation Table


                                             Annual Compensation                    Long Term Compensation
                                                                                  (*)                    (***)
                                                                                Securities                All
                                                                                  Under-                 Other
                                                                                  lying                 Compen-
       Name and                 Fiscal        Salary           Bonus             Options/               sation
      Positions                 Year           ($)             ($)                SAR's                   ($)
 --------------------------------------------------------------------------------------------------------------------
 John D. Bair                    1999        148,500           18,158              8,000                2,498
 Chairman of the Board           1998        135,520            7,370             70,000(**)            3,000
 of Directors,
 President, and Chief
 Executive Officer
---------------------------------------------------------------------------------------------------------------------
 C. Robert Hahn                  1999        137,500           18,158              8,000                3,000
 Chief Operating                 1998        125,481            7,370             48,000(**)            3,000
 Officer, Vice
 President
---------------------------------------------------------------------------------------------------------------------

* Amounts in this column and in the related footnote have been adjusted to give effect to a 2-for-1 stock split, which became effective March 31, 2000, as if the stock split was effective prior to the issuance of the securities.

** In 1998, 60,000 of the options granted to Mr. Bair, and 30,000 of the options granted to Mr. Hahn were replacement grants for options granted to them in 1997, which were re-priced to reflect then-current market values.

*** Amounts in this column reflect matching contributions made by Pinnacle to its 401 (k) plan for the benefit of Messrs. Bair and Hahn.

Employment Agreements

In 1997, Pinnacle entered into an employment agreement with John D. Bair, its President and Chief Executive Officer. The agreement was for a term of three years ending on September 1, 2000, and provided for an annual salary of $100,000 or such higher amount as shall be determined by the Board of Directors plus a bonus of 3% of pre-tax net income, and provided for those benefits generally available to other employees. If Pinnacle terminates Mr. Bair's employment without cause, he is entitled to a severance payment equal to one year's base salary.

Pinnacle entered into an employment agreement with C. Robert Hahn, its Vice President and Chief Operating Officer. The agreement was for a term of three years ending on September 1, 2000, and provided for an annual salary of $120,000 or such higher amount as shall be determined by the Board of Directors plus a bonus of 3% of pre-tax net income, and provided for those benefits generally available to other employees. If Pinnacle terminates Mr. Hahn's employment without cause, he is entitled to a severance payment equal to one year's base salary.

Pinnacle's compensation committee is currently working on new employment packages for these executives which are to be included in new employment agreements. It is expected that these arrangements will be completed in the near future.

Option Grants in Last Fiscal Year

The following table indicates information about stock options granted to Pinnacle's chief executive officer and the other officer named in the summary compensation table during 1999, adjusted as if the 2-for-1 stock split, which became effective March 31, 2000, was effective prior to 1999:

                               Number                Percent of
                           of Securities            Total Options
                             Underlying              Granted to             Exercise or
                              Options               Employees in             Base Price          Expiration
        Name                 Granted(#)              Fiscal Year               ($/sh)               Date
        ----                 ----------              -----------                -----               ----
John D. Bair               8,000 shares                  5.3%                 $  2.27                2004
C. Robert Hahn             8,000 shares                  5.3%                 $  2.0625              2009


Stock Option Exercises and Year End Option Values

The following table indicates stock option exercises during 1999 by Pinnacle's chief executive officer and the other officer named in the summary compensation table, and the value, as of December 31, 1999, of in-the-money stock options held by them, adjusted as if the 2-for-1 stock split, which became effective March 31, 2000, was effective prior to 1999:

                                                                                              Value of
                                                                     Number of               Unexercised
                                                                    Unexercised              in-the-Money
                                                                    Options at                Options at
                           Shares                                   12/31/99(#)               12/31/99(#)
                         Acquired on             Value              Exercisable/             Exercisable/
    Name                 Exercise (#)          Realized/(1)/        Unexercisable          Unexercisable/(2)/
    ----                 ------------          -----------          -------------           ----------------
John D. Bair                  0                     0                 70,000/8,000              $ 24,500/$0
C. Robert Hahn                0                     0                 58,000/8,000              $ 31,500/$0


/(1)/ Aggregate market value of the shares covered by the option less the aggregate price paid by such person.

/(2)/ The value of in-the-money options was determined by subtracting the exercise price from the average of the closing bid and asked prices of the shares on December 31, 1999.


401(k) Profit Sharing Plan

Pinnacle has adopted the Pinnacle Data Systems, Inc. 401(k) Profit Sharing Plan (the "401(k) Plan"). The 401(k) Plan is a defined contribution plan (within the meaning of the Employee Retirement Income Security Act of 1974) and is intended to be a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). Under the 401(k) Plan, each participant is eligible to enter into a written salary reduction agreement with Pinnacle whereby the participant's salary will be reduced by up to 12%, as elected by the participant, in accordance with the rules governing cash or deferred arrangements under Section 401(k) of the Code. The amount deferred by a participant is contributed by Pinnacle to a trust fund for the 401(k) Plan and invested by the trustee in accordance with the investment guidelines established under the 401(k) Plan. Participants have the right to direct the trustee to invest such participant's deferred amounts in the investment funds the administrator directs the trustee to make available for the 401(k) Plan. Mr. Bair, Mr. Carr and Mr. Hahn serve as the trustees of the 401(k) Plan. Pinnacle serves as the administrator of the 401(k) Plan, and McDonald & Company serves as investment advisor.

During 1997, the 401(k) Plan was amended to provide that if Pinnacle is profitable, Pinnacle will match 100% of employee contributions up to 6% of wages deferred with a maximum contribution of $3,000 per employee. Contributions of $48,630, $24,520 and $28,665 have been accrued for 1999, 1998 and 1997, respectively. The amounts contributed on behalf of Mr. Bair and the other executive officer are reflected in the "All Other Annual Compensation" column of the foregoing Summary Compensation Table. While a participant is always vested in his or her own salary reduction contributions, contributions by Pinnacle become fully vested after five years of employment.

Upon retirement or other termination of employment, vested benefits are disbursed in a single lump sum to the participant. The amounts payable to a participant will be determined by the amount credited to his bookkeeping account in the trust fund, including his allocable share of trust fund earnings or losses.

1995 Stock Option Plan

On December 19, 1995, Pinnacle adopted the Pinnacle Data Systems, Inc. 1995 Stock Option Plan (the "Employee Stock Option Plan"). Under the Employee Stock Option Plan Pinnacle reserved 600,000 common shares (adjusted to give effect to the 2-for-1 stock split effective March 31, 2000) for issuance pursuant to which options may be granted to employees of Pinnacle or its subsidiaries. On August 12, 1999, the Board of Directors amended the Employee Stock Option Plan, which was approved by the shareholders, to increase the number of shares reserved for issuance to 800,000 (adjusted to give effect to the 2-for-1 stock split effective March 31, 2000), and on February 16, 2000, the Board of Directors amended the Employee Stock Option Plan, which was approved by the shareholders, to increase the number of shares reserved for issuance to 1,200,000 common shares (adjusted to give effect to the 2-for-1 stock split effective March 31, 2000). The purpose of the Employee Stock Option Plan is to attract and retain qualified individuals to serve on behalf of Pinnacle. The Employee Stock Option Plan is currently administered by the Board of Directors. Options granted under the plan can qualify as incentive stock options under (S)422 of the Code, or at the option of the directors, be non-qualified options. Directors of Pinnacle who are not employees of Pinnacle or its subsidiaries are not eligible to participate in the Employee Stock Option Plan.

Subject to the requirement that the price per share of any common shares to be received upon the exercise of any incentive option will not be less than the fair market value of the common shares at the time the option is granted, the board or committee administering the Employee Stock Option Plan has the exclusive authority, consistent with law and the terms of the Employee Stock Option Plan, to designate recipients of options to be granted thereunder and to determine the number and type of options and the number of common shares subject thereto. See Note 5 of Notes to Financial Statements.

Compensation of Directors

Directors who are officers of Pinnacle receive no separate compensation for their services as directors. Compensation of the outside directors is determined by the whole Board after receiving the recommendations of the President. Currently, outside directors receive a fee of $500.00 for each Board Meeting attended. In 1996, upon his initial election to the Board of Directors, Mr. O'Leary received options for 10,000 shares of Pinnacle's common stock at an exercise price of $3.50 per share. These options were repriced in 1999 and are now exercisable at $2.0625 per share until October 1, 2006. Mr. O'Leary also received options for 20,000 shares in September 1997 that are exercisable at $1.50 per share until September 2007, and received options for 8,000 shares in June 1999 that are exercisable at $2.0625 per share until June 2009. Mr. Ostrander received options for 29,000 shares in September 1997 that are exercisable at $1.50 per share until September 2007. Mr. Ostrander also received options for 8,000 shares in June 1999 that are exercisable at $2.0625 per share until June 2009. All share amounts set forth in this paragraph have been adjusted to give effect to the 2-for-1 stock split, which became effective March 31, 2000.

2000 Directors Stock Option Plan

On March 22, 2000, the Board of Directors of Pinnacle adopted the Pinnacle Data Systems, Inc. 2000 Directors Stock Option Plan (the "Directors Plan"). Under the Directors Plan Pinnacle reserved 250,000 common shares (post March 31, 2000 stock split) for issuance pursuant to which options may be granted to directors of Pinnacle who are not employees of Pinnacle or its subsidiaries. The Directors Plan was approved by the shareholders at the 2000 annual shareholders meeting. The purpose of the Directors Plan is to provide eligible directors with an opportunity to participate in Pinnacle's future prosperity and growth and an incentive to increase the value of Pinnacle based on Pinnacle's performance, development, and financial success. The Directors Plan is administered by a committee of the Board consisting of directors who are not eligible to receive options under the Directors Plan. Options granted under the Directors Plan will be non-qualified options for tax purposes. Subject to the requirement that the price per share of any common shares to be received upon the exercise of any incentive option will not be less than the fair market value of the common shares at the time the option is granted, the board or committee administering the Directors Plan has the exclusive authority, consistent with law and the terms of the Directors Plan, to designate recipients of options to be granted thereunder and to determine the number of options and the number of common shares subject thereto. As of August 18, 2000, no options have been granted under the Directors Plan.

Certain Transactions

In 1998, Pinnacle refinanced three loans aggregating $540,585 in principal amount. In addition to being collateralized by Pinnacle's land, building, rents, leases, general business assets and profits thereof, these loans were guaranteed by two shareholders of Pinnacle, one of whom was John Bair, the President and principal shareholder of Pinnacle. These guarantees were released at the time of the refinancing.

                             PRINCIPAL SHAREHOLDERS

The following table sets forth certain information as of August 10, 2000, with respect to the Shares held of record by (a) Pinnacle's chief executive officer and the persons serving as its other executive officers during 1999, (b) each of the directors of Pinnacle, and (c) all executive officers and directors as a group, including Shares subject to outstanding Options or Warrants that can be exercised within a 60 day period. All share amounts have been adjusted to give effect to the 2-for-1 stock split which became effective March 31, 2000:

                Name and                            Number of                  Percent
            Address of Owner                Shares Owned /(1) (2) (3)/         of Class
            ----------------                --------------------------         --------
John D. Bair                                              722,462                27.8%
6600 Port Road
Groveport, OH 43125

C. Robert Hahn                                             61,662                 2.4%
6600 Port Road
Groveport, OH 43125

Thomas J. Carr                                             84,062                 3.2%
6600 Port Road
Groveport, OH 43125

Thomas M. O'Leary                                          38,000                   1.5%
868 Paisley Place
Worthington, OH 43085

Robert V.R. Ostrander                                      37,000                   1.4%
1585 Bethel Road
Columbus, OH 43220

Paul H. Lambert                                             1,000                   .04%
7275 Roberts Road
Hilliard, Ohio 43026

Executive officers and directors                          932,862                  32.4%
as a group (6 persons)

There are no other shareholders known to Pinnacle to own more than 5% of Pinnacle's common shares.

________________________
/(1)/Except as otherwise indicated, the persons listed in the foregoing table have the sole right to vote and to dispose of the common shares of Pinnacle listed in that person's name.

/(2)/As trustees of the Pinnacle Data Systems, Inc. 401(K) Profit Sharing Plan,
     Messrs. Bair, Hahn and Carr have the power to vote the Pinnacle shares held in the plan. Each of these individuals is shown as beneficially owning the 5,662 shares in the Plan due to their shared voting power. However, they have no investment power with respect to such shares.

/(3)/The shares set forth in the foregoing table include the following numbers of Shares (adjusted to give effect to the 2-for-1 stock split effective March 31, 2000) which may be acquired by the following persons upon the exercise of stock options, which are exercisable within the next 60 days:

          John D. Bair                         68,000
          C. Robert Hahn                       56,000
          Thomas J. Carr                       76,000
          Thomas M. O'Leary                    38,000
          Robert V.R. Ostrander                37,000


                           DESCRIPTION OF SECURITIES

The aggregate number of shares of capital stock, which Pinnacle has authority to issue, is 10,000,000 shares, all of which are common shares, without par value. As of August 10, 2000, there were 2,533,602 common shares outstanding. At the 2000 Annual Meeting of Shareholders, the shareholders approved amendments to Pinnacle's Articles of Incorporation to increase the authorized number of common shares from 5,000,000 to 10,000,000 and to authorize a class of "blank check" preferred shares consisting of 4,000,000 authorized shares (the "Preferred Shares").

Common Shares

Subject to any senior rights of any Preferred Shares which may be outstanding, holders of the common shares are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon dissolution and liquidation of Pinnacle, holders of the common shares are entitled to a ratable share of the net assets of Pinnacle remaining after payments to creditors of Pinnacle and after payment to the holders of the Preferred Shares of the full preferential amounts to which they may be entitled. All outstanding common shares are, and the Shares offered hereby will, when sold and paid for as provided herein, be, validly issued, fully paid and nonassessable. See "Dividend Policy".

The holders of common shares are entitled to one vote per share for the election of directors and on all other matters submitted to a vote of shareholders. Holders of common shares are not entitled to preemptive rights or to cumulative voting for the election of directors. The absence of cumulative voting, together with the ownership of approximately 30% of the common shares by Mr. Bair, enables him to control the affairs and policies of Pinnacle and could be expected to have the effect of delaying, averting or preventing a change in control or management of Pinnacle unless Mr. Bair is in favor of such change.

At the 2000 Annual Meeting of Shareholders, shareholders approved amendments to Pinnacle's Articles of Incorporation and Code of Regulations to accomplish a number of purposes.

First, the shareholders amended Pinnacle's Code of Regulations to create two classes of directors, with the terms of office of each class expiring every other year and the number of directors in each class fixed at four. This amendment also increased the maximum number of directors from seven to nine. See "Management - Classified Board of Directors". The shareholders also approved additional amendments to Pinnacle's Code of Regulations, to require the approval of the holders of at least 75% of Pinnacle's outstanding voting shares to amend
Section 2.2 of the code (which governs the classification of the Board of Directors) or Section 2.7 (which governs the removal of directors and currently requires a 75% shareholder vote to remove a director without cause), unless the amendment has previously been approved by the vote of at least two-thirds of the members of the Board of Directors. If the Board of Directors has given such approval, then Sections 2.2 and 2.7 may be amended by the affirmative vote of the holders of a majority of Pinnacle's outstanding voting shares. The amendment also revised Article 10, which governs amendments to the Amended and Restated Code of Regulations. Article 10 permits the Amended and Restated Code of Regulations to be amended by the affirmative vote of the holders of a majority of Pinnacle's outstanding common shares. The amendment to Article 10 did not change this majority-vote requirement except that it eliminates its applicability to amendments to Sections 2.2 and 2.7 in light of the super-majority vote required to amend these sections.

The shareholders also amended Pinnacle's Articles of Incorporation to require the vote of at least 75% of Pinnacle's shareholders to approve a merger, combination, majority share acquisition, amendment to the Articles of Incorporation or other proposal requiring a particular shareholder vote under Ohio law unless the transaction has previously been approved by the vote of at least two-thirds of the members of the Board of Directors. If a merger, combination, majority share acquisition, amendment to Articles of Incorporation, or other proposal requiring a particular shareholder vote under Ohio law has been approved by at least two-thirds of the members of the Board of Directors, then such matter may be approved by the vote of the holders of a majority of the outstanding voting shares of Pinnacle rather than by the holders of 75% or more of the outstanding voting shares.

Preferred Shares

At the 2000 Annual Meeting of Shareholders, shareholders approved an amendment to the Pinnacle Articles of Incorporation to add a class of Preferred Shares consisting of 4,000,000 authorized shares. The Preferred Shares, if issued, may have priority over the Common Shares with respect to dividends and to other distributions, including the distribution of assets upon liquidation. The Preferred Shares will be issuable in one or more series as determined by the Board of Directors, and the Board of Directors is authorized to fix and determine the terms, limitations and relative voting and other rights and preferences of the Preferred Shares of each series. The Board of Directors, without shareholder approval, could issue Preferred Shares with voting and conversion rights that could adversely affect the voting power of the holders of Common Shares and the issuance of which could be used by the Board of Directors in defense of a hostile takeover.

Anti-Takeover Provisions

Pinnacle's Articles of Incorporation and Code of Regulations contain provisions that may have an anti-takeover effect. In other words, these provisions may discourage a third person from attempting to obtain control of Pinnacle or make it more difficult for such an attempt to succeed. Cumulative voting has been eliminated, which tends to enable the shareholder or shareholders with the largest block of shares to elect all directors. Super-majority voting requirements are also required under two circumstances. The vote of at least 75% of Pinnacle's shareholders is required to eliminate Ohio's control share acquisition statute ((S)1701.831 of the Ohio Revised Code). The vote of at least 75% of Pinnacle's shareholders is also required to remove a director from office.

The approved amendments to Pinnacle's Articles of Incorporation and Code of Regulations discussed above may also have an anti-takeover effect. The amendment to increase the number of common shares to 10,000,000 authorized shares may have an anti-takeover effect because, if an attempt to obtain control of Pinnacle were made, Pinnacle could issue a block of common shares (or rights to purchase such shares) to persons who are loyal to Pinnacle's management. The issuance of such shares could preclude a merger or takeover attempt -- or make them more difficult -- because it could dilute the voting power of the person seeking to obtain control of Pinnacle. The amendment to authorize a class of 4,000,000 "blank check" Preferred Shares may have an anti-takeover effect because, if an attempt to obtain control of Pinnacle were made, Pinnacle could issue a block of Preferred Shares (or rights to purchase such shares) to persons who are loyal to Pinnacle's management. The issuance of such shares could preclude a merger or takeover attempt -- or make them more difficult -- because it could dilute the voting power of the person seeking to obtain control of Pinnacle. The classified Board of Directors may also have an anti-takeover effect because the creation of a classified Board of Directors could extend the time necessary to change the composition of the Board of Directors. When there is no classified Board of Directors, all of the directors are elected at each annual meeting of shareholders. As a result, the holders of a majority of Pinnacle's common shares could replace a majority or all of the directors at one annual meeting. In contrast, with a classified Board of Directors, the holders of a majority of Pinnacle's common shares will not be able to replace all of the directors at one annual meeting. This may discourage a third person from initiating a proxy contest, making a tender offer, or otherwise attempting to obtain control of Pinnacle without first negotiating with the Board of Directors and management. The amendment to require supermajority votes to approve certain transactions under Ohio law, unless previously approved by two-thirds of the directors may have an anti-takeover effect because of its increase in the shareholder approval requirement. This increase may allow minority shareholders or management to veto a transaction that may be viewed by other shareholders as desirable or beneficial unless at least two-thirds of the Board of Directors are in favor of the proposal. This could preclude a merger or takeover attempt - or make them more difficult.

Shares Eligible for Future Sale

Upon the sale of the maximum number of Shares offered hereby, Pinnacle will have 2,583,602 Shares outstanding (assuming no other options or Warrants are exercised). The 50,000 Shares covered by this Prospectus, when issued upon exercise of the Warrants, will be freely tradable without restriction under the Act. Of the common shares currently outstanding, 1,845,092 are freely tradable without restriction under the Act. The 657,734 Shares currently held by Pinnacle's executive officers and directors are deemed "affiliate" securities within the meaning of Rule 144 under the Act.

In general, under Rule 144, persons who may be deemed "affiliates" of Pinnacle, as the term affiliate is defined in Rule 144, would be entitled to sell, within any three-month period, a number of common shares which does not exceed the greater of 1% of the then outstanding common shares of Pinnacle or the average weekly trading volume in the over-the-counter market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. No sales are permitted, however, unless the current information about Pinnacle prescribed by Rule 144 is publicly available, sales are made through brokers or market makers in the manner prescribed by the rule and all the other requirements of the rule are met. Sales of common shares by Pinnacle's existing shareholders or sales of any Shares issuable upon exercise of outstanding stock options may adversely affect the price of Pinnacle's common shares. As of August 10, 2000, without taking into account the Warrants and the Shares offered hereby, there were immediately exercisable options and Warrants which, upon exercise, would enable their holders to purchase up to 539,600 Shares at prices ranging from $1.25 to $2.75.

Transfer Agent and Registrar

The transfer agent and registrar for the common shares is Firstar Bank.

                              EXERCISE OF WARRANTS

The Shares to be sold pursuant to this Prospectus are Shares that will be issued when the Warrants are exercised. The Warrants were originally issued to Corna Securities, Inc., the underwriter in Pinnacle's 1996 public offering. The following is a description of the 50,000 Warrants, which may be exercised for up to 50,000 Shares included in this Prospectus. The Warrants were originally issued on April 23, 1996. Each Warrant evidences the right to purchase one Share. Each Warrant is exercisable at a price of $2.75 per Share until 5:00 p.m. on April 23, 2001.

The Warrants are exercisable in whole or in part by surrendering them prior to the expiration date, duly executed, to Pinnacle, together with payment of the exercise price in cash or by certified or official bank check payable to the order of Pinnacle. Upon any partial exercise of the Warrants, Pinnacle will issue a new Warrant or Warrants for the number of Shares for which Warrants have not been exercised.

The exercise price of the Warrants was based on the initial public offering price of Pinnacle's Shares in its 1996 public offering and is equal to 110% of such price.

The Warrant Agreement provides for adjustment of the exercise price of the Warrants and a change of the number and kind of Shares or other securities available for purchase upon exercise of the Warrants upon the occurrence of certain events, in order to protect Warrant holders against dilution. No fractional shares will be issued upon the exercise of the Warrants, but Pinnacle will have the option to pay the then current fair market value (as defined in the Warrant) of any fractional shares otherwise issuable.

Holders of the Warrants have no voting, dividend, liquidation or other rights as shareholders unless and until Shares are issued of record upon the due exercise of the Warrants.

Notwithstanding the stated exercise period, the exercise of the Warrants will not be allowed unless the Shares to be issued upon exercise have been registered under federal and state securities laws or exemptions from such registration are available. There can be no assurance that Pinnacle will, at all times during the life of the Warrants, be able to secure such registrations or that appropriate exemptions will be available, and in the event such registrations or exemptions are not available, the Warrants will not be exercisable. The Warrants provide that the holders of 50% or more of the Warrants have the right, one time only, to request that Pinnacle register the Shares issuable upon exercise of the Warrants with the Securities and Exchange Commission. Pinnacle has received a request from Corna Securities, Inc. that it register the 50,000 shares issuable upon exercise of its Warrants and this prospectus forms part of that registration statement. When and if the Warrants are exercised and the exercise price is paid for as set forth in the Warrants, Pinnacle will follow the terms of the Warrants and issue the Shares to the holder of the Warrants.

Pinnacle has no other arrangements with the any underwriter or broker to otherwise distribute the Shares after the issuance by Pinnacle. It is anticipated, however, that the holders of the Warrants will, upon exercise, sell the Shares they receive into the marketplace for Shares.

                                    EXPERTS

The financial statements included in this prospectus have been audited by Hausser + Taylor LLP, independent auditors, as stated in their report herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

Certain legal matters in connection with the issuance of the Shares offered hereby are being passed on for Pinnacle by Baker & Hostetler LLP, 65 East State Street, Columbus, Ohio 43215.

                              FINANCIAL STATEMENTS

                          PINNACLE DATA SYSTEMS, INC.
                                   (DBA PDSi)

                               FINANCIAL REPORT

                               DECEMBER 31, 1999

                          PINNACLE DATA SYSTEMS, INC.
                                   (DBA PDSi)

                               TABLE OF CONTENTS

--------------------------------------------------------------------------------

                                                       Page
                                                       ----

INDEPENDENT AUDITORS' REPORT                            37

FINANCIAL STATEMENTS
  Balance Sheets                                     38-39
  Statements of Income                                  40
  Statements of Changes in Stockholders' Equity         41
  Statements of Cash Flows                           42-43
  Notes to Financial Statements                      44-58

To the Board of Directors
Pinnacle Data Systems, Inc. (dba PDSi)
Columbus, Ohio

                          Independent Auditors' Report


     We have audited the accompanying balance sheet of Pinnacle Data Systems, Inc. (dba PDSi) as of December 31, 1999, and the related statements of income, changes in stockholders' equity and cash flows for the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pinnacle Data Systems, Inc. (dba PDSi) as of December 31, 1999, and the results of its operations and its cash flows for the two years then ended in conformity with generally accepted accounting principles.


Columbus, Ohio
March 10, 2000

                          PINNACLE DATA SYSTEMS, INC.
                                  (DBA PDSi)

                                BALANCE SHEETS

                                                                               Unaudited
                                                                               ---------
                                                             December 31,       June 30,
                                                                1999              2000
                                                                ----              ----
                          ASSETS
                          ------

CURRENT ASSETS
 Cash                                                     $        35,296    $    31,035
 Accounts receivable, net of allowance for doubtful
  accounts of $10,000 and $15,000, respectively                 2,470,081      2,921,720
 Inventory                                                      2,677,281      4,522,528
 Other prepaid expenses                                           135,039        177,486
 Deferred income taxes (Note 7)                                   132,000        132,000
                                                               ----------     ----------
                                                                5,449,697      7,784,769
                                                               ----------     ----------

PROPERTY AND EQUIPMENT
 Leasehold improvements                                            59,481        122,538
 Furniture and fixtures                                           221,303        298,281
 Computer equipment                                             1,069,388      1,193,168
 Shop equipment                                                   283,125        297,398
 Vehicle                                                           21,846         21,846
                                                               ----------     ----------
                                                                1,655,143      1,933,231
 Less accumulated depreciation                                    798,925        968,334
                                                               ----------     ----------
                                                                  856,218        964,897
                                                               ----------     ----------

OTHER ASSETS
 Deposits                                                          18,112         18,112
                                                               ----------     ----------
                                                           $    6,324,027    $ 8,767,778
                                                               ==========     ==========

  The accompanying notes are an integral part of these financial statements.

                          PINNACLE DATA SYSTEMS, INC.
                                  (DBA PDSi)

                                BALANCE SHEETS

                                                                                   Unaudited
                                                                                   ---------
                                                                 December 31,       June 30,
                                                                    1999              2000
                                                                    ----              ----
             LIABILITIES AND STOCKHOLDERS' EQUITY
             ------------------------------------
CURRENT LIABILITIES
 Line of credit (Note 2)                                      $     1,300,000   $  2,031,100
 Current portion of long-term debt (Note 3)                            64,521        126,521
 Accounts payable                                                   1,779,216      2,747,946

 Accrued expenses:
  Wages and payroll taxes                                             204,420        277,943
  Vacation                                                             61,733         80,985
  Profit sharing plan (Note 6)                                         48,625         39,993
  Income taxes                                                        190,221         66,634
  Other                                                                55,292        117,862
 Unearned service revenue                                              61,253         19,788
                                                                   ----------     ----------
                                                                    3,765,281      5,508,772
                                                                  -----------     ----------
LONG-TERM LIABILITIES
 Long-term debt, less current portion (Note 3)                        130,558        248,557
 Deferred income taxes (Note 7)                                        14,000         14,000
                                                                  -----------     ----------
                                                                      144,558        262,557
                                                                  -----------     ----------
                                                                    3,909,839      5,771,329
                                                                  -----------     ----------

STOCKHOLDERS' EQUITY (Note 4)
 Common stock; no par value; 5,000,000 and 10,000,000
  shares authorized, respectively; 2,437,402 and 2,505,102
  shares issued and outstanding, respectively                       1,615,638      1,718,050
 Preferred stock; no par value; 4,000,000 shares authorized
  in 2000, no shares issued or outstanding                                  -              -
 Additional paid-in capital                                           214,506        214,506
 Retained earnings                                                    584,044      1,063,893
                                                                   ----------     ----------
                                                                    2,414,188      2,996,449
                                                                   ----------     ----------

                                                               $    6,324,027   $  8,767,778
                                                                   ==========     ==========

  The accompanying notes are an integral part of these financial statements.

                          PINNACLE DATA SYSTEMS, INC.
                                  (DBA PDSi)

                             STATEMENTS OF INCOME

                                                                                                             (Unaudited)
                                                                                                     ----------------------------
                                                                                                     Twenty-six       Twenty-six
                                                                         Years Ended                 Weeks Ended      Weeks Ended
                                                                 -----------------------------       -----------      -----------
                                                                 December 31,     December 31,          July 2,          June 30,
                                                                    1998             1999                1999              2000
                                                                    ----             ----                ----              ----
SALES
 Product sales                                                $   6,199,772     $  9,058,296       $   3,630,961     $  9,909,949
 Service sales                                                    2,832,560        3,144,405           1,442,284        1,856,650
                                                                 ----------       ----------         -----------      -----------
                                                                  9,032,332       12,202,701           5,073,245       11,766,599
                                                                 ----------       ----------         -----------      -----------
COST OF SALES
 Product sales                                                    5,087,350        7,250,881           2,896,552        7,654,382
 Service sales                                                    2,104,884        1,830,771             862,106        1,194,599
                                                                 ----------       ----------         -----------      -----------
                                                                  7,192,234        9,081,652           3,758,658        8,848,981
                                                                 ----------       ----------         -----------      -----------

GROSS PROFIT                                                      1,840,098        3,121,049           1,314,587        2,917,618
                                                                 ----------       ----------         -----------      -----------

OPERATING EXPENSES
 Selling, general and administrative                              1,751,213        2,555,657           1,095,828        2,036,254
                                                                 ----------       ----------         -----------      -----------

INCOME FROM OPERATIONS                                               88,885          565,392             218,759          881,364
                                                                 ----------       ----------         -----------      -----------

OTHER INCOME (EXPENSE)
 Gain on sale of building                                                 -           85,922              85,922                -
 Interest expense                                                   (83,552)         (92,473)            (43,895)         (94,515)
                                                                 ----------       ----------         -----------      -----------
                                                                    (83,552)          (6,551)             42,027          (94,515)

INCOME BEFORE INCOME TAXES                                            5,333          558,841             260,786          786,849

INCOME TAXES                                                          4,745          207,675             106,924          307,000
                                                                 ----------       ----------         -----------      -----------

NET INCOME                                                    $         588     $    351,166       $     153,862     $    479,849
                                                                 ==========       ==========         ===========      ===========

BASIC EARNINGS PER COMMON SHARE                               $           -     $       0.15       $        0.06     $       0.20
                                                                 ==========       ==========         ===========      ===========

DILUTED EARNINGS PER COMMON SHARE                             $           -     $       0.14        $       0.06     $       0.17
                                                                 ==========       ==========         ===========      ===========

  The accompanying notes are an integral part of these financial statements.

                          PINNACLE DATA SYSTEMS, INC.
                                  (DBA PDSi)

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

Years Ended December 31, 1998 and 1999 and Twenty-six Weeks Ended June 30, 2000
-------------------------------------------------------------------------------
(Unaudited)
------------



                                                  Common Stock
                                          ----------------------------                                          Total
                                            Outstanding                       Paid-In         Retained       Stockholders'
                                              Shares          Amount          Capital         Earnings          Equity
                                              ------          ------          -------         --------          ------
BALANCE - December 31, 1997                  2,389,402      $1,559,200         $214,506     $  232,290         $ 2,005,996

  Issuance of common stock (Note 9)             19,000          12,938                -              -              12,938

  Net income                                         -               -                -            588                 588
                                             ----------     ----------         --------     ----------          ----------
BALANCE - December 31, 1998                  2,408,402       1,572,138          214,506        232,878           2,019,522

  Net income                                         -               -                -        351,166             351,166

  Options exercised                             29,000          43,500                -              -              43,500
                                             ----------     ----------         --------     ----------          ----------
BALANCE - December 31, 1999                  2,437,402       1,615,638          214,506        584,044           2,414,188

  Net income (unaudited)                             -               -               -         479,849             479,849

  Options exercised                             67,700         102,412               -               -             102,412
                                             ----------     ----------         --------     ----------          ----------

BALANCE - June 30, 2000 (Unaudited)          2,505,102      $1,718,050         $214,506     $1,063,893          $2,996,449
                                             =========      ==========         ========     ==========          ==========

  The accompanying notes are an integral part of these financial statements.

                          PINNACLE DATA SYSTEMS, INC.
                                  (DBA PDSi)

                           STATEMENTS OF CASH FLOWS

                                                                                                          (Unaudited)
                                                                                                  ----------------------------
                                                                                                  Twenty-six       Twenty-six
                                                                    Years Ended                   Weeks Ended      Weeks Ended
                                                            ------------------------------        -----------      -----------
                                                            December 31,       December 31,        July 2,           June 30,
                                                               1998              1999                1999              2000
                                                               ----              ----                ----              ----
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                              $           588   $        351,166    $      153,862    $     479,849
                                                            ------------       ------------       -----------      -----------
 Adjustments to reconcile net income (loss) to net
 cash used in operating activities:
  Depreciation and amortization                                  268,129            329,844           163,892          169,410
  Provision for doubtful accounts                                 (1,000)             1,000             6,024            5,000
  Inventory reserves                                              90,921             (1,906)           (2,185)          79,569
  Provision for deferred taxes                                   (41,255)           (41,325)                -                -
  Gain on sale of property and equipment                               -            (85,922)          (85,922)               -
  (Increase) decrease in assets:
   Accounts receivable                                          (459,867)        (1,001,407)         (332,849)        (456,639)
   Inventory                                                     150,513         (1,392,474)       (1,324,575)      (1,924,817)
   Prepaid expenses                                              (41,262)           (38,134)         (118,515)         (42,447)
  Increase (decrease) in liabilities:
   Accounts payable                                               73,056            724,274           381,900          968,731
   Accrued expenses and taxes                                   (117,844)           331,791           179,851           23,124
   Unearned revenues                                              14,399             16,123            78,916          (41,465)
                                                            ------------       ------------       -----------      -----------
    Total adjustments                                            (64,210)        (1,158,136)       (1,053,463)      (1,219,534)
                                                            ------------       ------------       -----------      -----------
     Net cash used in operating activities                       (63,622)          (806,970)         (899,601)        (739,685)
                                                            ------------       ------------       -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES
 Purchases of property and equipment                            (168,664)          (444,293)         (134,434)        (278,088)
 Proceeds from sale of property and equipment                          -            147,615           147,615                -
                                                            ------------       ------------       -----------      -----------
     Net cash used in investing activities                      (168,664)          (296,678)           13,181         (278,088)
                                                            ------------       ------------       -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES
 Net proceeds from line of credit                                321,915          1,150,000           945,000          731,100
 Principal payments on long-term debt                            (66,457)           (69,022)          (36,953)        (220,001)
 Principal payments on capital lease obligation                  (17,158)           (20,635)           (8,681)               -
 Long-term borrowings                                                  -                  -                 -          400,000
 Net proceeds from sale of stock                                  12,938             43,500            36,750          102,413
                                                            ------------       ------------       -----------      -----------
     Net cash provided by financing activities                   251,238          1,103,843           936,116        1,013,512
                                                            ------------       ------------       -----------      -----------

INCREASE IN CASH                                                  18,952                195            49,696           (4,261)

CASH - Beginning of period                                        16,149             35,101            35,101           35,296
                                                            ------------       ------------       -----------      -----------

CASH - End of period                                     $        35,101   $         35,296    $       84,797    $      31,035
                                                            ============       ============       ===========      ===========

  The accompanying notes are an integral part of these financial statements.

                          PINNACLE DATA SYSTEMS, INC.
                                  (DBA PDSi)

                     STATEMENTS OF CASH FLOWS (CONTINUED)

                                                                                                        (Unaudited)
                                                                                                ----------------------------
                                                                                                Twenty-six       Twenty-six
                                                                     Years Ended                Weeks Ended      Weeks Ended
                                                            -------------------------------     -----------      -----------
                                                            December 31,       December 31,        July 2,         June 30,
                                                               1998               1999              1999             2000
                                                               ----               ----              ----             ----
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION
  Interest paid                                          $        85,358    $        92,770    $     44,192    $      91,940
                                                            ============       ============     ===========      ===========

  Income taxes paid, net of refunds                      $       118,261    $        84,180    $     36,268    $     430,589
                                                            ============       ============     ===========      ===========

SUPPLEMENTAL DISCLOSURE OF NONCASH
 INVESTING AND FINANCING TRANSACTIONS

  During 1998, the Company capitalized $75,413 of inventory as computer equipment. Also, computer equipment with a net book value of $14,454 was transferred to saleable inventory.

  During 1998, the Company refinanced mortgage and long-term debt totaling $540,585 with a $300,000 term note and line of credit draws of $240,585. Later in 1998, $412,500 of outstanding line of credit was refinanced via term debt.

  In May 1999, the Company sold its land, building and improvements. Of the proceeds, $401,197 was used to pay off the remaining mortgage balance.

  During 1999, the Company capitalized $144,891 of inventory as computer equipment.

  The accompanying notes are an integral part of these financial statements.

                          PINNACLE DATA SYSTEMS, INC.
                                   (DBA PDSi)

                         NOTES TO FINANCIAL STATEMENTS



Note 1.   Summary of Significant Accounting Policies

     A. Nature of Business - Pinnacle Data Systems, Inc. (dba PDSi) (the Company) is an independent provider of component-level depot repair services for electronic equipment such as computers, peripherals and printed circuit board assemblies. The Company's repair services are focused on UNIX/RISC workstations for original equipment manufacturers (OEM's). The Company also designs and manufactures custom printed circuit boards and provides custom integration of standard computing equipment for OEM's.


     B. Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     C. Concentration of Credit Risk - Financial instruments, which potentially subjects the Company to a concentration of credit risk principally consist of accounts receivable. The Company grants credit to its customers, which are varied in terms of size, geographic location and financial strength. Customer balances are continually monitored to minimize the risk of loss.

          For 1999, the Company had three customers that generated revenues of approximately $3,486,000, $1,285,000, and $2,006,000 or 29%, 11%, and
          16%, respectively, of total revenue. In the Statement of Income, approximately $2,348,000 is included in service sales and $4,429,000 is included in product sales. In addition, these customers represented 19%, 18%, and 20% of accounts receivable at December 31, 1999.

          For 1998, the Company had three customers that generated revenues of approximately $1,933,000, $1,978,000, and $1,063,000 or 21%, 22%, and
          12%, respectively, of total revenue. In the Statement of Income, approximately $1,839,000 is included in service sales and $3,135,000 is included in product sales. In addition, these customers represented 5%, 37%, and 20% of accounts receivable at December 31, 1998.


          For the first twenty-six weeks of 2000, the Company had three customers that generated revenues of approximately $4,495,000, $2,177,000, and $1,272,000 or approximately 38%, 19%, and 11%, respectively, of total revenue. In the Statement of Income, approximately $1,557,000 is included in service sales and $6,387,000 is included in product sales. In addition, these customers represented 38%, 29%, and 33% of accounts receivable at June 30, 2000.


          For the first twenty-six weeks of 1999, the Company had three customers that generated revenues of approximately $1,077,000, $1,028,000, and $538,000 or 21%, 20%, and 11%, respectively, of total revenue. In the Statement of Income, approximately $1,077,000 is included in service sales and $1,566,000 is included in product sales.

                          PINNACLE DATA SYSTEMS, INC.
                                   (DBA PDSi)


                         NOTES TO FINANCIAL STATEMENTS


Note 1.   Summary of Significant Accounting Policies (Continued)

     D. Revenue Recognition - Revenue from product sales is recognized upon shipment to customers. Revenue from service sales is generally recognized as the service is provided which consists of: (i) repairing products produced by third parties, (ii) earning a fee by exchanging with a customer a replacement component or part for a defective component or part; and (iii) servicing contracts to certain customers generally for six to twelve months; for which, revenue is deferred and recognized in income on a straight-line basis over the contract period.

     E. Inventories - Inventories are valued at average cost, not in excess of market.

          Inventory at December 31, 1999 and June 30, 2000 (Unaudited) was comprised of the following:


                                                    1999             2000
                                                    ----             ----
          Component parts (raw materials)      $  1,880,742     $  3,274,795
          Work-in-process                           368,122          979,238
          Finished goods                            428,417          268,495
                                               ------------     ------------
                                               $  2,677,281     $  4,522,528
                                               ------------     ------------

          The carrying values of component parts and finished goods represent management's estimate of their net realizable value. Such value is based on forecasts of repair/trade-in activity in the ensuing years. Such forecasts are based on historical information, known contracts, and management's expertise in computer hardware life cycles. The computer hardware industry is characterized by rapid technological advancement and change. Should demand for repair/trade-in hardware prove to be significantly less than anticipated, the ultimate realizable value of such products could be substantially less than the amount shown in the balance sheet.

     F. Statement of Cash Flows - For purposes of the statement of cash flows, the Company considers all short-term instruments purchased with a maturity of three months or less to be cash equivalents. There were no cash equivalents at December 31, 1999 or 1998.

     G. Property and Equipment - Property and equipment are recorded at cost. Depreciation is provided on the straight-line method for financial reporting purposes over the estimated useful lives of the respective assets. Expenditures for maintenance and repairs are charged to operations as incurred, while expenditures for additions and improvements are capitalized. The vehicle is depreciated over 3 years. Furniture, fixtures, and equipment are depreciated over useful lives of 5 and 7 years. The building is depreciated over a useful life of 40 years, while building improvements are depreciated over 10 years. Leasehold improvements are being amortized over 10 years. Depreciation expense amounted to $329,144 and $267,429 for the years ended December 31, 1999 and 1998, respectively.

                          PINNACLE DATA SYSTEMS, INC.

                                   (DBA PDSi)


                         NOTES TO FINANCIAL STATEMENTS



Note 1.   Summary of Significant Accounting Policies (Continued)


     H Advertising - All of the Company's advertising costs are of the nondirect-response type. The Company expenses all advertising costs as incurred or at the time the advertising takes place. Total advertising costs incurred during the years ended December 31, 1999 and 1998 were $1,345 and $7,930, respectively.

     I. Life Insurance - The Company has purchased, and is the beneficiary, of three term life insurance policies on key employees of the Company. The total amount of coverage at December 31, 1999 was $3,250,000.

     J. Stock-Based Compensation - The Company adopted Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation" in the year ended December 31, 1996. This standard encourages the adoption of the fair value-based method of accounting for employee stock options or similar equity instruments, but continues to allow the Company to measure compensation cost for those equity instruments using the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Under the fair value-based method, compensation cost is measured at the grant date based on the value of the award. Under the intrinsic value-based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount the employee must pay to acquire the stock. The Company intends to continue the use of the intrinsic value-based method.

          As a result, adoption of this standard will not have any effect to the Company's financial statements other than to require disclosure of the pro forma effect on net income of using the fair value-based method of accounting. However, due to the Company's stock price at December 31, 1998 being below the strike price of all outstanding options, management deems it unlikely that the options will be exercised. At December 31, 1999, as a result of improved performance of the Company's stock price, management now deems it likely all outstanding options will be exercised. Accordingly, the Company has made the disclosures required by SFAS 123 as of December 31, 1999 and for the year then ended. (see Note 4).

     K. Reclassifications - Certain 1998 and 1999 amounts have been reclassified to conform to the 2000 presentation.

                          PINNACLE DATA SYSTEMS, INC.

                                   (DBA PDSi)


                         NOTES TO FINANCIAL STATEMENTS



Note 1.   Summary of Significant Accounting Policies (Continued)


     L. Unaudited Financial Statements - The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for fair presentation of the results of operations for the periods presented have been included. Interim results are not necessarily indicative of results for the full year.

Note 2.   Short-Term Debt

          In January 1998, the Company entered into an agreement to establish a $1,500,000 revolving line of credit that matured on June 30, 1999 and carries an interest rate of prime (8.50% and 7.75% at December 31, 1999 and 1998, respectively). The amount available under the line of credit is subject to a borrowing base as outlined in the agreement. The line is collateralized by substantially all assets of the Company and is subject to various covenants described further in Note 3. In September 1999, the line of credit was extended through September 2000, with an increase in the maximum borrowing amount to $2,000,000.

          In February 2000, the Company entered into an agreement with a new financial institution to establish a $2,500,000 line of credit, with monthly interest payments at prime minus .25%. The line is payable on demand and is collateralized by a "Blanket Lien" on all assets of the Company. In May 2000, the Company extended this agreement and increased the limit to $3,000,000. In August 2000, the Company increased the limit to $7,000,000 and reduced the interest rate to prime minus 0.85%.

Note 3.   Long-Term Debt

          Following is a summary of long-term debt at December 31, 1999 and June 30, 2000 (Unaudited):

                          PINNACLE DATA SYSTEMS, INC.

                                   (DBA PDSi)


                         NOTES TO FINANCIAL STATEMENTS


Note 3.   Long-Term Debt (Continued)


                                                            1999        2000
          3.9% vehicle loan, payable in monthly             ----        ----
          installments of $401, including interest
          through January 2002.                          $  10,079   $   8,410

          Prime rate (8.5% at December 31, 1999)
          note payable in monthly installments of
          $5,000 plus interest through January 2003;
          collateralized by substantially all assets
          of the Company.                                  185,000           -

          Prime rate (9.5% at June 30, 2000) less .25%
          note payable in monthly installments of
          $11,111.11 through February 2003
          collateralized by substantially all assets
          of the Company.                                        -     366,667
                                                         ---------   ---------
          Total long-term debt                             195,079     375,078
          Less current portion                              64,521     126,521
                                                         ---------   ---------
                                                         $ 130,558   $ 248,557
                                                         ---------   ---------

          The line of credit (Note 2) and long-term notes above are subject to a loan and security agreement which contains numerous covenants which require the Company to maintain specific financial performance ratios, restrict payment of dividends, and report various financial information to the lender on a monthly basis. At December 31, 1999, the Company was in compliance with these covenants.

          Aggregate maturities on long-term debt for the five years ending after December 31, 1999 is as follows:

                    2000                  $  64,521
                    2001                     64,701
                    2002                     60,857
                    2003                      5,000
                    2004                          -
                                          ---------
                                          $ 195,079
                                          =========

                          PINNACLE DATA SYSTEMS, INC.

                                   (DBA PDSi)


                         NOTES TO FINANCIAL STATEMENTS


Note 3.   Long-term debt (Continued)

          In February 2000, the Company refinanced existing long-term debt at a new financial institution. The company borrowed $400,000 payable over three years, in equal monthly payments of $12,627, including interest at prime minus .25%, and is collateralized by a "Blanket Lien" on all assets of the Company.

Note 4.   Stockholders' Equity

     A. Common Stock - In April 1996, the Company completed an offering of 500,000 shares of its no par value common stock at $2.50 per share. Also, as part of the same offering, 200,000 shares of common stock were issued in exchange for the exercise of previously issued warrants to purchase shares at $1.25 per share.

          On June 24, 2000, the shareholders approved amendments to the Company's Articles of Incorporation to increase the authorized number of common shares from 5,000,000 to 10,000,000.

     B. On June 24, 2000, the shareholders approved amendments to the Company's Articles of Incorporation to authorize a class of "blank check" preferred shares consisting of 4,000,000 authorized shares. No preferred shares were issued or outstanding at June 30, 2000.

     C. Additional Paid-In Capital - On May 2, 1996, the Board of Directors passed a resolution authorizing the transfer of undistributed earnings accumulated while an S corporation of $214,506 to additional paid-in capital. This transaction was recorded in the Company's financial statements as of December 31, 1995.

     D. Stock Options - The Company adopted the Pinnacle Data Systems, Inc., 1995 Stock Option Plan (the Plan) on December 19, 1995. Any employee who has been granted a discretionary option may purchase Company common stock over a ten-year period, at the fair market value at time of grant. (If the grantee owns more than 10% of the Company's stock at the time of the grant, the purchase price shall be at least 110% of the fair market value and the options expire five years from the date of grant.) The aggregate number of common shares of the Company, which can be granted under the plan, are 600,000 shares. All incentive options available under the plan shall be granted by December 19, 2005. On February 16, 2000 the Board of Directors amended the plan, which was subsequently approved by the shareholders on June 24, 2000, to increase the number of shares reserved for issuance to 1,200,000 common shares. The details of options granted at December 31, 1999 and 1998 are as follows:

                          PINNACLE DATA SYSTEMS, INC.

                                   (DBA PDSi)


                         NOTES TO FINANCIAL STATEMENTS


Note 4.   Stockholders' Equity (Continued)

Stock Option Plan                              1999                   1998
-----------------                              ----                   ----
                                                   Weighted                 Weighted
Employee Stock Option                              Average                  Average
Agreements                             Number   Exercise Price  Number   Exercise Price
----------                             ------   --------------  -------  --------------
 Outstanding, beginning of year         463,900 $         1.55   276,000 $         2.94
 Granted                                150,900 $         2.09   368,500 $         1.56
 Exercised                               29,000 $         1.50    None
 Cancelled                               13,000 $         1.54   180,600 $         2.84
                                       -------- --------------   ------- --------------
 Outstanding, end of year               572,800 $         1.69   463,900 $         1.55
                                       ======== ==============   ======= ==============

 Exercise price range of options
  outstanding                               $1.25 to $2.75           $1.25 to $3.30

Director Stock Option Agreements
--------------------------------
 Outstanding, beginning of year          59,000 $         1.84    59,000 $         1.84
 Granted                                 26,000 $         2.06     None
 Exercised                                None                     None
 Cancelled                               10,000 $         3.50     None
                                       -------- --------------   ------- --------------
 Outstanding, end of year                75,000 $         1.70    59,000 $         1.84
                                       ======== ==============   ======= ==============

Exercise price range of options
 outstanding                                $1.50 to $3.50           $1.50 to $3.50

On June 23, 1999, the Company cancelled the 10,000 Director Stock Options at $3.50 and reissued the 10,000 options at $2.07.

As noted in Note 1.J., the Company is continuing to utilize the intrinsic value-based method for accounting for employee stock options or similiar equity instruments; therefore, the Company has not recorded any compensation cost in the Statements of Income for stock-based employee compensation awards.

The options outstanding at December 31, 1999 are exercisable through periods ranging from May 2002 through December 2009.

                          PINNACLE DATA SYSTEMS, INC.

                                  (DBA PDSi)


                         NOTES TO FINANCIAL STATEMENTS



Note 4.       Stockholders' Equity (Continued)

              On July 22, 1998, the Board granted options for 74,000 shares to an employee of the Company at an option price of $1.75 per share. The options were exercisable for a period commencing on the grant date and continuing for two years. At December 31, 1998, based on the average market price, either being below or approximating the option price, management deemed it unlikely that these options would be exercised during the two-year period. On December 15, 1999, the Board of Directors extended the exercise date for an additional year. Therefore, the fair value of these options was estimated at the new date using a Black-Scholes option pricing model and included in proforma disclosures as required by SFAS 123.

              Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. At December 31, 1998, the Company's stock price was below the exercise price for the options. Therefore, management deemed it unlikely that these options would be exercised over this period and the disclosure required by SFAS 123 is not applicable. At December 31, 1999, the Company's stock price was above the exercise price of the options. Therefore, the fair value for these options were estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for December 31, 1999.

                  Risk-free interest rate                          6%
                  Dividend Yield                                   0%
                  Volatility factor                            56.39%
                  Weighted average expected life in years          7

              For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma income and earnings per share are as follows for the year ended December 31, 1999 and twenty-six weeks ended June 30, 2000.

                                                                       1999           2000
                                                                       ----           ----
                                                                                   (Unaudited)
              Net income - as reported                               $ 351,166      $  479,849
              Net income - pro forma                                 $ 328,127      $  466,465
              Basic earnings per common share-as reported            $    0.15      $     0.20
              Basic earnings per common share-pro forma              $    0.14      $     0.19
              Diluted earnings per common share - as reported        $    0.14      $     0.17
              Diluted earnings per common share - pro forma          $    0.13      $     0.16
              Weighted average fair value of options granted
                during the year                                      $    2.09      $        -

                          PINNACLE DATA SYSTEMS, INC.

                                  (DBA PDSi)


                         NOTES TO FINANCIAL STATEMENTS



Note 4.       Stockholders' Equity (Continued)

     E. Stock Warrants - As part of the April 1996 offering circular, the underwriter was granted warrants to purchase 50,000 shares of common stock at $2.75 per share. The warrants became exercisable in May 1997 and expire in April 2001. These warrants are being registered under Form SB-2 that is to be filed with the Securities and Exchange Commission.

Note 5.       Leases

              Operating
              ---------

              The Company leases office equipment under operating leases expiring in 1999 and 2002. Additionally, commencing in 1999, the Company entered into a lease for its new operating facility that has a term through 2009.

              Minimum future lease payments under operating leases as of December 31, 1999 are as follows:

                             2000                  $    388,793
                             2001                       465,440
                             2002                       488,890
                             2003                       516,390
                             2004                       547,898
                          Thereafter                  2,708,357
                                                   ------------
                                                   $  5,115,768
                                                   ============

              Total lease payments charged to operations for the year ended December 31, 1999 amounted to $140,200.

Note 6.       Profit Sharing and 401(k) Savings Plan

              The Company maintains a qualified cash or deferred compensation plan under section 401(k) of the Internal Revenue Code. The plan covers all employees age 21 or over with one year of service. Under the plan, employees may elect to defer from 1% to 12% of their salary, subject to Internal Revenue Code limits.

              The Company, at its discretion, may match 100% of employee contributions up to 6% of wages deferred with a maximum contribution per employee of $3,000 in 1999 and $4,500 in 2000. Matching contribution expense of $48,625 and $40,015 has been accrued for 1999 and 2000 (Unaudited), respectively.

                          PINNACLE DATA SYSTEMS, INC.

                                  (DBA PDSi)


                         NOTES TO FINANCIAL STATEMENTS



Note 7.       Income Taxes

              Deferred income taxes arise from temporary differences resulting from income and expense items reported for financial accounting and tax reporting purposes in different periods. Deferred taxes are classified as current or long-term, depending on the classification of the assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or long-term depending on the periods in which the temporary differences are expected to reverse.

              The components of the deferred tax asset (liability) consisted of the following at December 31:

                                                               1999
                                                               ----
              Current:
               Federal                                      $ 122,000
               State                                            7,000
               City                                             3,000
                                                            ---------
                                                            $ 132,000
                                                            =========

              Noncurrent:
               Federal                                      $ (13,000)
               State                                             (700)
               City                                              (300)

                                                            ---------
                                                            $ (14,000)
                                                            =========


              Net deferred tax assets in the accompanying balance sheet include the following components at December 31:

                                                                    1999
                                                                    ----
              Deferred tax liabilities arising from
               depreciation and state tax benefit
               temporary differences                            $ (14,000)


              Deferred tax assets arising from allowance
               for doubtful accounts, inventory reserves
               and vacation and bonus accrual temporary
               differences
                                                                  132,000

                                                                ---------
                                                                $ 118,000
                                                                ---------

                          PINNACLE DATA SYSTEMS, INC.

                                  (DBA PDSi)



                         NOTES TO FINANCIAL STATEMENTS



Note 7.       Income Taxes (Continued)

              The components of the tax expense (benefit) for the year ended December 31, were as follows:

                                              1999          1998
                                              ----          ----
              Current:
               Federal                     $  225,000    $  43,000
               State                           11,000            -
               City                            13,000        3,000
                                           ----------    ---------
                                              249,000       46,000
                                           ----------    ---------

              Deferred:
               Federal                        (36,200)     (38,400)
               State                           (3,400)           -
               City                            (1,725)      (2,855)
                                           ----------    ---------
                                              (41,325)     (41,255)
                                           ----------    ---------

              Total                        $  207,675    $   4,745
                                           ==========    =========




              A reconciliation of the total provision for income taxes with amounts determined by applying the statutory U.S. federal income tax rate to income tax provision for the year ended December 31, is as follows:

                                                              1999     1998
                                                              ----     ----
              Income tax provison at statutory rate        $ 190,000 $  1,745
              Add:
              Tax effect of permanent differences              4,800    4,000
              State income taxes, net of federal
               income tax provision                            8,100        -
              Other, net                                       4,775   (1,000)
                                                           --------- --------
              Total income tax provision                   $ 207,675 $  4,745
                                                           ========= ========

                          PINNACLE DATA SYSTEMS, INC.

                                  (DBA PDSi)


                          NOTES TO FINANCIAL STATEMENTS



Note 7.       Income Taxes (Continued)

              Income taxes for interim periods were computed using the effective tax rate estimated to be applicable for the full fiscal year, which is subject to ongoing review and evaluation by management.

Note 8.       Earnings Per Common and Common Equivalent Share

              Earnings per common and common equivalent share were computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. At December 31, 1999 and 1998 and June 30, 2000 and July 2, 1999, the number of common shares was increased by the number of shares issuable on the exercise of outstanding stock options and warrants when the market price of the common stock exceeds the exercise price of the options and warrants. This increase in the number of common shares was reduced by the number of common shares that are assumed to have been purchased with the proceeds from the exercise of the options; those purchases were assumed to have been made at the average price of the common stock during that part of the year when the market price of the common stock exceeded the exercise price of the options.

              The following data show the amounts used in computing earnings per share (EPS) and the effect on income and the weighted average number of shares of dilutive potential common stock.

                                                                  1999            1998           2000            1999
                                                                  ----            ----           ----            ----
                                                                 (Year)          (Year)      (Twenty-six)    (Twenty-six)
                                                                 ------          ------      ------------    ------------
                                                                                                Weeks)          Weeks)
                                                                                                ------          ------
              Income available to common
              stockholders used in basic EPS
              and diluted EPS                                 $    351,166    $        588   $     479,849   $    153,862
                                                              ============    ============   =============   ============

              Weighted average number of
              common shares used in basic EPS                    2,430,069       2,398,902       2,452,799      2,427,044

              Effect of dilutive securities:
              Stock options and warrants                           124,063               0         384,579         93,953
                                                              ------------    ------------   -------------   ------------

              Weighted number of common
              shares and dilutive potential
              common stock used in diluted EPS                   2,554,132       2,398,902       2,837,378      2,520,977
                                                              ------------    ------------   -------------   ------------

                          PINNACLE DATA SYSTEMS, INC.

                                  (DBA PDSi)


                         NOTES TO FINANCIAL STATEMENTS


Note 8.       Earnings Per Common and Common Equivalent Share (Continued)

              Options and warrants on 2,000, 574,900,0, and 52,000 shares, respectively, of common stock were not included in computing diluted EPS for the years ended December 31, 1999 and 1998, and June 30, 2000 and July 2, 1999, respectively, because their effects were antidilutive.


Note 9.       Commitment Related to 1996 Public Offering

              On October 13, 1995, the Company entered into an agreement with an advisor to assist the Company in its efforts to fund the growth of its business. A provision in the agreement required the Company to retain the advisor, to perform future services, for two additional years since the Company received at least one million dollars in equity capital in 1996. In exchange, the advisor would be paid by the issuance of 38,000 shares of common stock of the Company in two annual installments of 19,000 shares. The first installment was made in 1997 and the second installment was made in 1998. The common shares issued in 1997 and 1998 were accounted for at the fair market value of the consulting services provided which amounted to $3,750 and $12,938, which represented the accumulated unpaid amounts at the date of the issuance of the common stock. These expenses were recorded in the Statements of Income for 1997 and 1998 as the services were performed. The amount of expense applicable to 1998 was $638.


Note 10.      Operating Segments

              The Company's reportable segments include Service Sales and Product Sales which are explained in this Form SB-2, including a discussion of principle markets and distribution. The other column listed below reflects items that are not allocated to segments. These items primarily represent assets and expenses for various administrative functions within the Company. The Company evaluates performance based on operating earnings of the reportable segments.

                          PINNACLE DATA SYSTEMS, INC.

                                  (DBA PDSi)


                         NOTES TO FINANCIAL STATEMENTS


Note 10.      Operating Segments (Continued)

              Segment information for the years ended December 31, 1999 and 1998 and the twenty-six weeks ended June 30, 2000 and July 2, 1999, was as follows:

                                                                  Year ended December 31, 1999
                                                --------------------------------------------------------------
                                                    Service          Product
                                                     Sales            Sales          Other           Total
                                                     -----            -----          ----            -----
              Sales                             $   3,144,405     $  9,058,296     $        -    $ 12,202,701
              Gross profit                          1,313,635        1,807,414              -       3,121,049
              Operating earnings                      858,315          526,137       (819,060)        565,392
              Depreciation and
                amortization                          148,370           49,501        131,973         329,844


              Total assets                          1,721,295        4,363,504        239,228       6,324,027
              Capital expenditures                     96,346          200,547        147,400         444,293

                                                                  Year ended December 31, 1999
                                                --------------------------------------------------------------
                                                    Service          Product
                                                     Sales            Sales          Other           Total
                                                     -----            -----          ----            -----
              Sales                             $   2,832,560     $  6,199,772     $        -    $  9,032,332
              Gross profit                            727,676        1,112,422              -       1,840,098
              Operating earnings                      254,483          461,987       (627,585)         88,885
              Depreciation and
                amortization                          135,780           47,110         85,239         268,129
              Total assets                          1,773,363        2,194,267        237,747       4,205,377
              Capital expenditures                    124,405           12,728         31,531         168,664

                          PINNACLE DATA SYSTEMS, INC.

                                  (DBA PDSi)


                         NOTES TO FINANCIAL STATEMENTS

Note 10.      Operating Segments (Continued)

                                                              Twenty-six weeks ended June 30, 2000
                                                --------------------------------------------------------------
                                                      Service        Product
                                                       Sales          Sales          Other           Total
                                                       -----          -----          ----            -----
              Sales                                $ 1,856,650    $  9,909,949    $        -      $ 11,766,599
              Gross profit                             662,051       2,255,567             -         2,917,618
              Operating earnings                       285,899       1,226,539      (631,074)          881,364
              Depreciation and
                amortization                            35,104          24,985       109,321           169,410
              Total assets                           1,256,768       7,246,557       264,453         8,767,778
              Capital expenditures                      82,775          75,427       119,886           278,088

                                                              Twenty-six weeks ended July 2, 1999
                                                --------------------------------------------------------------
                                                      Service        Product
                                                       Sales          Sales          Other           Total
                                                       -----          -----          ----            -----
              Sales                                $ 1,442,284    $  3,630,961    $        -      $  5,073,245
              Gross profit                             580,178         734,409             -         1,314,587
              Operating earnings                       381,528         228,381      (391,150)          218,759
              Depreciation and
                amortization                            45,015          11,254        107,623          163,892
              Total assets                           1,721,613       3,518,014        294,849        5,534,476
              Capital expenditures                      21,040          41,091         72,303          134,434



Note 11.      Research and Development

              Research and development costs are charged to operations when incurred and are included in operating expenses. The amounts charged for the years ended December 31, 1999 and 1998 were $522,143 and $191,557, respectively.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THE PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND INFORMATION OR REPRESENTATIONS NOT HEREIN CONTAINED, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PINNACLE. NEITHER THE DELIVERY OF THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PINNACLE SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED.


                               TABLE OF CONTENTS

                                                                         Page
                                                                         ----
PROSPECTUS SUMMARY......................................................    2
PINNACLE DATA SYSTEMS, INC..............................................    2
SUMMARY FINANCIAL INFORMATION...........................................    3
RISK FACTORS............................................................    4
USE OF PROCEEDS.........................................................    5
PRICE RANGE OF COMMON SHARES AND DIVIDEND POLICY........................    5
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS.....................................    6
BUSINESS................................................................   14
MANAGEMENT..............................................................   22
PRINCIPAL SHAREHOLDERS..................................................   27
DESCRIPTION OF SECURITIES...............................................   28
EXERCISE OF WARRANTS....................................................   31
EXPERTS.................................................................   32
LEGAL MATTERS...........................................................   33
FINANCIAL STATEMENTS....................................................   34
PART II   INFORMATION NOT REQUIRED IN PROSPECTUS........................   60
SIGNATURES..............................................................   68
POWER OF ATTORNEY.......................................................   69


                              50,000
                            Common Shares
                          (without par value)


                               of


                        PINNACLE DATA SYSTEMS, INC.
                          an Ohio corporation
                            6600 Port Road
                          Groveport, Ohio 43125



                         Issuable upon exercise of
                         up to 50,000 Warrants

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.      Indemnification of Directors and Officers

Section 1701.13(E) of the Ohio Revised Code sets forth conditions and limitations governing the indemnification of officers, directors, and other persons.

Article 8 of the Amended and Restated Code of Regulations of Pinnacle, a copy of which is filed as Exhibit 3(b), contains certain indemnification provisions adopted pursuant to authority contained in Section 1701.13(E) of the Ohio Revised Code. Pinnacle's Code of Regulations provides for the indemnification of its officers, directors, employees, and agents, or persons who are serving or have served at the request of the Corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, against all expenses with respect to any judgments, fines, and amounts paid in settlement, or with respect to any threatened, pending, or completed action, suit, or proceeding to which they were or are parties or are threatened to be made parties by reason of acting in such capacities, provided that it is determined, either by a majority vote of a quorum of disinterested directors of Pinnacle or by the shareholders of Pinnacle or otherwise as provided in Section 1701.13(E) of the Ohio Revised Code, that: (a) they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of Pinnacle; (b) in any action, suit, or proceeding by or in the right of Pinnacle, they were not, and have not been adjudicated to have been, negligent or guilty of misconduct in the performance of their duties to Pinnacle; (c) with respect to any criminal action or proceeding, that they had no reasonable cause to believe that their conduct was unlawful. Section 1701.13(E) provides that expenses, including attorneys' fees, incurred in defending any action, suit, or proceeding, may be paid by Pinnacle in advance of the final disposition of such action, suit, or proceeding, upon receipt of an undertaking by the indemnified person to repay such amount in the event that indemnification shall be deemed improper.

Pinnacle maintains directors and officers liability insurance.

At present, there are no claims, actions, suits, or proceedings pending where indemnification would be required under these provisions, and Pinnacle does not know of any threatened claims, actions, suits, or proceedings which may result in a request for such indemnification.

Item 25.      Other Expenses of Issuance and Distribution

The following sets forth the estimated expenses payable in connection with the preparation and filing of this Registration Statement:

               Securities and Exchange Commission
                    Registration Fee..........................       $    36.30
               *Accounting Fees and Expenses..................         5,000.00
               *Legal Fees and Expenses.......................        25,000.00
               *Blue Sky Fees and Expenses....................         2,000.00
               * Miscellaneous Expenses.......................         2,000.00
                               Total..........................       $34,036.30



------------------
*Estimate

Item 26.      Recent Sales of Unregistered Securities

The following is information about all securities that Pinnacle sold within the past three years without registration under the Securities Act of 1933, as amended. On March 7, 2000, the Board of Directors of Pinnacle declared a 2-for-1 stock split in the form of a 100 percent stock dividend, payable on March 31, 2000 to shareholders of record on March 14, 2000. The effect of the stock split has been recognized in all share and per share data in the following discussion.

     (a) On May 16, 1997, Pinnacle granted options pursuant to the Pinnacle Data Systems, Inc. 1995 Stock Option Plan for 155,600 common shares, without par value, to employees of Pinnacle. Options for 20,000 of the shares were issued to John D. Bair at an exercise price of $3.30 per share, and the exercise price for the remainder of 135,600 shares was $3.00 per share. Pinnacle received no consideration for the grant of the options. The options were issued pursuant to the exemption from registration under the Securities Act of 1933, as amended, set forth in Regulation D, Rule 504. In addition, the shares underlying such options were registered with the State of Ohio and a filing was made with the Securities and Exchange Commission on Form D under Rule 504. On July 30, 1998, 123,500 of the options were re-priced at $1.50 per share. The 20,000 options issued to John D. Bair were re-priced at $1.65 per share. Prior to the re-pricing, 12,100 of the options originally issued in 1997 had been forfeited by terminated employees. The repriced options were issued pursuant to the exemption from registration under the Securities Act of 1933, as amended, set forth in Rule 701.

     (b) On June 4, 1997, Pinnacle issued 19,000 common shares, without par value, to Corsair Associates, Ltd., an advisor to Pinnacle. On October 13, 1995, Pinnacle had entered into an agreement with the advisor to assist Pinnacle in its efforts to fund the growth of its business. A provision in the agreement required Pinnacle to retain the advisor for two additional years if Pinnacle received at least $1 million in equity capital in 1996. In exchange, the advisor would receive 38,000 shares of common stock of Pinnacle in two annual installments of 19,000 shares. The first installment was made in 1997 and the second installment of 19,000 shares was made in 1998. The shares were issued pursuant to Regulation D, Rule 504, and a Form D was filed with the Securities and Exchange Commission. In addition, the shares were registered under Ohio law. The value of the services received by Pinnacle and paid by the 1997 installment of shares was $3,750.

     (c) During 1997, Pinnacle issued 59,200 common shares, without par value, to employees of Pinnacle pursuant to their exercise of stock options previously granted to them. The aggregate amount received by Pinnacle upon such exercise was $76,500. The shares were registered under Ohio law and were the subject of a Form D filing under Rule 504 with the Securities and Exchange Commission.

     (d) On September 12, 1997, under separate Stock Option Agreements, Pinnacle granted an option for 20,000 common shares to Thomas M. O'Leary, a director of Pinnacle, and 29,000 options to Robert V.R. Ostrander, another director of Pinnacle. Pinnacle also granted options for 100,000 common shares to three employees who are also directors. Options for 40,000 of the shares were issued to John D. Bair at an exercise price of $3.27 per share. Options for 20,000 shares were granted to C. Robert Hahn and options for 40,000 shares were granted to Thomas Carr at an exercise price of $2.97 per share. Pinnacle received no consideration for the grant of the options. The options were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 701 promulgated there under. On July 30, 1998, all of the options were re-priced. The 40,000 options issued to John D. Bair were re-priced at $1.65 per share. The remaining options of O'Leary, Ostrander, Hahn and Carr were re-priced at $1.50 per share. The repriced options were issued pursuant to the exemption from registration under the Securities Act of 1933, as amended, set forth in Rule 701.

     (e) On May 20, 1998, Pinnacle issued 19,000 common shares, without par value, to Corsair Associates, Ltd., an advisor to Pinnacle. On October 13, 1995, Pinnacle had entered into an agreement with the advisor to assist Pinnacle in its efforts to fund the growth of its business. A provision in the agreement required Pinnacle to retain the advisor for two additional years if Pinnacle received at least $1 million in equity capital in 1996. In exchange, the advisor would receive 38,000 shares of common stock of Pinnacle in two annual installments of 19,000 shares. The first installment was made in 1997 and the second installment of 19,000 shares was made in 1998. The shares were issued pursuant to Regulation D, Rule 504 and a Form D was filed with the Securities and Exchange Commission. The shares were also registered under the Ohio law. The value of the services received by Pinnacle and paid by the 1998 installment of shares was $12,938.

     (f) On July 30, 1998, Pinnacle granted options pursuant to the Pinnacle Data Systems, Inc. 1995 Stock Option Plan for 149,000 common shares, without par value, to employees of Pinnacle. Options for 10,000 of the shares were issued to John D. Bair at an exercise price of $1.65 per share and the exercise price for the remainder of 139,000 shares was $1.50 per share. Pinnacle received no consideration for the grant of the options. The options were issued pursuant to the exemption from registration under the Securities Act of 1933, as amended, set forth in Rule 701. In addition, the shares underlying such options were registered with the State of Ohio and a filing was made with the Securities and Exchange Commission on Form D under Rule 504.

     (g) On March 1, 1999, Pinnacle granted options pursuant to the Pinnacle Data Systems, Inc. 1995 Stock Option Plan for 8,000 common shares, without par value, to John Kniley, its vice president of marketing, at an exercise price of $2.03 per share. Pinnacle received no consideration for the grant of the options. The options were issued pursuant to the exemption from registration under the Securities Act of 1933, as amended, set forth in Rule 701.

     (h) On June 23, 1999, Pinnacle granted options pursuant to the Pinnacle Data Systems, Inc. 1995 Stock Option Plan for 134,900 common shares, without par value, to employees of Pinnacle. Options for 8,000 of the shares were issued to John D. Bair and 4,000 of the shares to Joy Bair at an exercise price of $2.27 per share. The exercise price for the remainder of 122,900 shares was $2.063 per share. Pinnacle received no consideration for the grant of the options. The options were issued pursuant to the exemption from registration under the Securities Act of 1933, as amended, set forth in Rule 701.

     (i) On June 23, 1999, under separate Stock Option Agreements, Pinnacle granted options for 8,000 common shares to both Thomas M. O'Leary and to Robert V.R. Ostrander, directors of Pinnacle, at an exercise price of $2.063 per share. Additionally, on June 23, 1999, Pinnacle repriced options for 10,000 shares originally granted to Mr. O'Leary in 1996, and in connection therewith issued a new option agreement reflecting an exercise price of $2.063 per share until October 1, 2006. Pinnacle received no consideration for the grant of the options or in connection with the repricing. The options were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 701 promulgated thereunder.

     (j) On August 12, 1999, Pinnacle granted options pursuant to the Pinnacle Data Systems, Inc. 1995 Stock Option Plan for 6,000 common shares, without par value, to employees of Pinnacle. The exercise price was $2.313 per share. Pinnacle received no consideration for the grant of the options. The options were issued pursuant to the exemption from registration under the Securities Act of 1933, as amended, set forth in Rule 701.

     (k) During 1999, Pinnacle issued 29,000 common shares, without par value, to employees of Pinnacle pursuant to their exercise of stock options previously granted to them. The aggregate amount received by Pinnacle upon such exercise was $43,500. The shares were registered under Ohio law, and were the subject of a Form D filing under Rule 504 with the Securities and Exchange Commission.

     (l) On May 17, 2000, Pinnacle granted options pursuant to the Pinnacle Data Systems, Inc. 1995 Stock Option Plan for 1,000 common shares, without par value, to an employee of Pinnacle at an exercise price of $4.5625 per share. The shares underlying these options were registered under the Securities Act of 1933 on Form S-8.

Item 27.    Exhibits

The following is a listing of Exhibits either filed with this report or incorporated by reference:

                                                                  If Incorporated by Reference,
  Exhibit                                                        Document with which Exhibit was
    No.                Description of Exhibit                     Previously Filed with the SEC
    ---                ----------------------                     -----------------------------
3(a)          Amendments and Restated Articles of             Registration Statement on Form 10-SB filed with
              Incorporation                                   the Securities and Exchange Commission on
                                                              December 13, 1999.

3(b)          Amendments to Amended and Restated              Registration Statement on Form 8-A filed with the
              Articles of Incorporation adopted June          Securities and Exchange Commission on September
              14, 2000                                        6, 2000.

3(c)          Amended and Restated Code of Regulations        Registration Statement on Form 10-SB filed with
                                                              the Securities and Exchange Commission on
                                                              December 13, 1999.

3(d)          Amendment to Amended and Restated Code          Form 10-KSB Annual Report filed with the
              of Regulations                                  Securities and Exchange Commission on March 30,
                                                              2000.

3(e)          Amendments to Amended and Restated Code         Registration Statement on Form 8-A filed with the
              of Regulations adopted June 14, 2000            Securities and Exchange Commission on September
                                                              6, 2000.

4(a)          Warrant to Purchase Common Shares dated         Contained Herein
              April 23, 1996

4(b)          Instruments defining the rights of              Contained Herein
              security holders, including indentures

5             Opinion of Baker & Hostetler, LLP               Contained Herein

10(a)         Technology license agreement between            Registration Statement on Form 10-SB filed with
              Pinnacle Data Systems, Inc. and Sun             the Securities and Exchange Commission on
              Microsystems, Inc. dated May 12, 1994           December 13, 1999.

10(b)         Development and manufacturing license           Registration Statement on Form 10-SB filed with
              agreement between Pinnacle Data                 the Securities and Exchange Commission on
              Systems, Inc. and Sun Microsystems,             December 13, 1999.
              Inc. dated October 27, 1997

10(c)         Repair services agreement between               Registration Statement on Form 10-SB filed with
              Pinnacle Data Systems,                          the Securities and Exchange Commission


                                                                  If Incorporated by Reference,
  Exhibit                                                        Document with which Exhibit was
    No.                Description of Exhibit                     Previously Filed with the SEC
    ---                ----------------------                     -----------------------------
              Inc. and Sun Microsystems, Inc. dated           on December 13, 1999.
              March 29, 1999

10(d)*        Employment agreement between Pinnacle           Registration Statement on Form 10-SB filed with
              Data Systems, Inc. and John D. Bair             the Securities and Exchange Commission on
              dated October 29, 1997                          December 13, 1999.

10(e)*        Employment agreement between Pinnacle           Registration Statement on Form 10-SB filed with
              Data Systems, Inc. and C. Robert Hahn           the Securities and Exchange Commission on
              dated October 29, 1997                          December 13, 1999.

10(f)*        Employment agreement between Pinnacle           Registration Statement on Form 10-SB filed with
              Data Systems, Inc. and Thomas J. Carr           the Securities and Exchange Commission on
              dated October 29, 1997                          December 13, 1999.

10(g)*        Employment agreement and stock option           Registration Statement on Form 10-SB filed with
              agreement between Pinnacle Data                 the Securities and Exchange Commission on
              Systems, Inc. and David J. Richards             December 13, 1999.
              dated July 22, 1998

10(h)*        Pinnacle Data Systems, Inc. 1995 Stock          Registration Statement on Form 10-SB filed with
              Option Plan                                     the Securities and Exchange Commission on
                                                              December 13, 1999.

10(i)*        Amendment No. 1 to Pinnacle Data                Form 10-KSB Annual Report filed with the
              Systems, Inc. 1995 Stock Option Plan            Securities and Exchange Commission on March 30,
                                                              2000.

10(j)*        Pinnacle Data Systems, Inc. 2000                Form 10-KSB Annual Report filed with the
              Directors Stock Option Plan                     Securities and Exchange Commission on March 30,
                                                              2000.

10(k)         Real estate contract on sale of                 Registration Statement on Form 10-SB filed with
              building, dated March 17, 1999                  the Securities and Exchange Commission on
                                                              December 13, 1999.

10(l)         Lease agreement between Pinnacle Data           Registration Statement on Form 10-SB filed with
              Systems, Inc. and Duke Realty Limited           the Securities and Exchange Commission on
              Partnership dated March 9, 1999                 December 13, 1999.

10(m)         First Lease Amendment between Pinnacle          Form 10-KSB Annual Report filed with the
              Data Systems, Inc. and Duke Realty              Securities and Exchange Commission on March 30,
              Limited Partnership dated January 5,            2000.
              2000

10(n)         Loan and security agreement                     Registration Statement on Form 10-SB filed

                                                                      If Incorporated by Reference,
  Exhibit                                                            Document with which Exhibit was
    No.                Description of Exhibit                         Previously Filed with the SEC
    ---                ----------------------                         -----------------------------
              between Pinnacle Data Systems, Inc. and              with the Securities and Exchange Commission on
              Firstar Bank, N.A. dated September 30, 1999          December 13, 1999.

10(o)         Business Loan Agreement between Pinnacle             Form 10-KSB Annual Report filed with the
              Data Systems, Inc. and Key                           Securities and Exchange Commission on March 30,
              Bank National Association dated                      2000.
              February 18, 2000.

21            List of Subsidiaries                                 Form 10-KSB Annual Report filed with the
                                                                   Securities and Exchange Commission on March 30,
                                                                   2000.

23(a)         Consent of Hausser + Taylor, LLP                     Contained herein

23(b)         Consent of Baker & Hostetler, LLP                    Contained in Exhibit 5

24            Powers of Attorney                                   Contained on signature page of this Registration
                                                                   Statement.

27            Financial Data Schedule                              Form 10-KSB Annual Report filed with the
                                                                   Securities and Exchange Commission on March 30,
                                                                   2000, and Form 10-QSB Quarterly Report filed with
                                                                   the Securities and Exchange Commission on May 12,
                                                                   2000.


Item 28.  Undertakings

The undersigned Registrant hereby undertakes:

     (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

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

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as express in the Act and is, therefore, unenforceable.

     (c) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Groveport, State of Ohio, on this 15th day of September, 2000.


                                          PINNACLE DATA SYSTEMS, INC.



Date: September 15, 2000                  By:  /s/ John D. Bair
                                             ----------------------------------
                                             John D. Bair, Chairman, President,
                                             and Chief Executive Officer

                               POWER OF ATTORNEY

Know all men by these presents that each person whose signature appears below constitutes and appoints John D. Bair and Thomas J. Carr, and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                      Title                           Date
     ---------                      -----                           ----

/s/John D. Bair             Chairman, President, Chief       September 21, 2000
----------------------      Executive Officer and
John D. Bair                Director (principal
                            executive officer)

/s/Thomas J. Carr           Chief Financial Officer,         September 21, 2000
----------------------      Treasurer, and Director
Thomas J. Carr              (principal financial and
                            principal accounting officer)


/s/ C. Robert Hahn          Chief Operating Officer,         September 21, 2000
----------------------      Vice President, and
C. Robert Hahn              Director


/s/ Thomas M. O'Leary       Director                         September 20, 2000
----------------------
Thomas M. O'Leary

/s/ Robert V.R. Ostrander   Director                         September 20, 2000
----------------------
Robert V.R. Ostrander

/s/ Paul H. Lambert         Director                         September 20, 2000
----------------------
Paul H. Lambert

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